Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of May 9, 2016

Among

MORGANS HOTEL GROUP CO.,

SBEEG HOLDINGS, LLC,

And

TROUSDALE ACQUISITION SUB, INC.

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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AGREEMENT AND PLAN OF MERGER dated as of May 9, 2016 (this “Agreement”), among MORGANS HOTEL GROUP CO., a Delaware corporation (“Monroe”), SBEEG HOLDINGS, LLC, a Delaware limited liability company (“Trousdale”), and TROUSDALE ACQUISITION SUB, INC., a Delaware corporation (“Sub-S”) and a wholly owned subsidiary of Trousdale.

WHEREAS the board of directors of Monroe and board of managers of Trousdale deem it advisable and in the best interests of Monroe and Trousdale and their respective stockholders or members (as applicable) that Trousdale acquire Monroe;

WHEREAS the acquisition of Monroe by Trousdale shall be effected under the terms of this Agreement through the Merger;

WHEREAS, in furtherance thereof, the board of directors or board of managers (as applicable) of each of Monroe, Trousdale and Sub-S has declared advisable and approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of Monroe Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $2.25 per share in cash;

WHEREAS, prior to the Closing, the Rollover Investor will contribute to Holdco the Monroe Series A Preferred Securities and the Monroe Warrants (including all accrued and unpaid dividends thereon) in exchange for equity interests of Holdco in accordance with the terms and conditions of the Rollover Letter; and

WHEREAS, in connection with the transactions contemplated hereunder, concurrent with the execution and delivery hereof, certain holders of Monroe Common Stock are entering into voting agreements with Trousdale in support of the transactions contemplated by this Agreement (the “Monroe Voting Agreements” and together with this Agreement and the Rollover Letter, the “Transaction Agreements”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

[Intentionally Omitted.]

ARTICLE II

The Merger; Certain Related Matters

SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub-S shall be merged with and into Monroe (the “Merger”). Monroe shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware (the “Surviving Corporation”). The Merger and the other transactions contemplated hereby, including the Rollover Investment, are referred to in this Agreement collectively as the “Transactions”.

SECTION 2.02. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 400 South Hope Street, Los Angeles, CA 90071 at 7:00 a.m. local time on the second (2nd) business day following the satisfaction (or, to the extent permitted by Applicable Law, waiver by all parties) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, time and date as shall be agreed in writing between Monroe and Trousdale. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 2.03. Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date, the parties shall file the Certificate of Merger with the Secretary of State of the State of Delaware in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the DGCL and make all other filings or recordings required under the DGCL. The parties shall agree on and specify such time on the Closing Date that the Merger shall become effective (the “Effective Time”) in the certificate of merger relating to the Merger (the “Certificate of Merger”), which time shall be consistent with Section 2.01.

SECTION 2.04. Effects. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL.

SECTION 2.05. Organizational Documents.

(a) At the Effective Time, the certificate of incorporation of Monroe shall be amended and restated to be in the form attached as Exhibit A, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by Applicable Law, in each case consistent with the obligations set forth in Section 6.07.

(b) At the Effective Time, and without any further action on the part of Monroe and Sub-S, the bylaws of Sub-S in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by Applicable Law, in each case consistent with the obligations set forth in Section 6.07.

SECTION 2.06. Officers and Directors.

(a) The directors of Sub-S immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(b) The officers of Sub-S immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 2.07. Effect on Monroe Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Monroe Common Stock or any shares of capital stock of Sub-S:

(a) Capital Stock of Sub-S. Each issued and outstanding share of common stock, par value $0.01 per share, of Sub-S shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock. Each share of Monroe Common Stock issued and owned or held by Monroe, Trousdale or any of their wholly-owned subsidiaries at the Effective Time, including the Rollover Shares (the “Cancelled Shares”) shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired, and no consideration shall be delivered in exchange therefor (except with respect to the Rollover Investor as set forth in the Rollover Letter in respect of the Rollover Shares).

(c) Treatment of Monroe Common Stock. Each outstanding share of Monroe Common Stock (other than Cancelled Shares and Dissenting Shares) shall be canceled and automatically converted into the right to receive $2.25 (the “Merger Consideration”). As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time and by virtue of the Merger, all shares of Monroe Common Stock shall be cancelled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Monroe Common Stock (a “Monroe Certificate”) and each holder of a Book-Entry Share that represented such shares of Monroe Common Stock shall thereafter cease to have any rights with respect to such shares of Monroe Common Stock, except the right (subject to Section 2.07(b) and Section 2.08) to receive the Merger Consideration with respect thereto, without interest thereon, upon compliance with the procedures described in Section 2.11.

(d) Treatment of Monroe Series A Preferred Stock. Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Monroe Series A Preferred Securities, each outstanding share of Monroe Series A Preferred Securities shall be contributed to Holdco in exchange for the right to receive equity of Holdco in accordance with the Rollover Letter.

(e) Treatment of Non-Managing Member Units. At the Effective Time, each Non-Managing Member Unit shall be canceled and automatically converted into the right to receive the Merger Consideration and each holder of a Non-Managing Member Unit shall thereafter cease to have any rights with respect to such Non-Managing Member Units, except the right to receive the Merger Consideration with respect thereto, without interest thereon. Prior to the Effective Time, Monroe shall, and shall cause the Monroe Group to, effect a Forced Conversion (as defined in the Monroe Group LLC

Agreement) of all outstanding LTIP Units into Non-Managing Member Units in accordance with the terms of the Monroe Group LLC Agreement. For the purposes of this Section 2.07(e), a Non-Managing Member Unit is a Membership Unit (as defined in the Monroe Group LLC Agreement) held by a Non-Managing Member (as defined in the Monroe Group LLC Agreement) that is not an LTIP Unit (as defined in the Monroe Group LLC Agreement).

(f) Treatment of Monroe Equity Awards. Prior to the Effective Time, the Monroe Board (or, if appropriate, any committee administering the Monroe Stock Plan) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) At the Effective Time, each Monroe Employee Stock Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be canceled at the Effective Time, with the holder of such Monroe Employee Stock Option becoming entitled to receive an amount in cash equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Monroe Common Stock subject to such Monroe Employee Stock Option, multiplied by (B) the number of shares of Monroe Common Stock subject to such Monroe Employee Stock Option immediately prior to the Effective Time (the “Monroe Option Cash Payment”). The Surviving Corporation shall cause each Monroe Option Cash Payment to be paid, less any required withholding Taxes, as promptly as practicable following the Effective Time. For the avoidance of doubt, if the exercise price per share of any Monroe Employee Stock Option equals or exceeds the Merger Consideration, such Monroe Employee Stock Option shall be canceled at the Effective Time for no consideration.

(ii) At the Effective Time, each Monroe RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be canceled at the Effective Time, with the holder of such Monroe RSU Award becoming entitled to receive an amount in cash equal to (A) the Merger Consideration, multiplied by (B) the number of shares of Monroe Common Stock subject to such Monroe RSU Award immediately prior to the Effective Time (the “Monroe RSU Award Cash Payment”). The Surviving Corporation shall cause each Monroe RSU Award Cash Payment to be paid, less any required withholding Taxes, as promptly as practicable following the Effective Time; provided, that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of a Monroe RSU Award which immediately prior to such cancellation constituted nonqualified deferred compensation subject to Section 409A of the Code shall be made on the applicable settlement date for such Monroe RSU Award if required in order to comply with Section 409A of the Code.

(iii) As of the Effective Time, all Monroe Employee Stock Options and Monroe RSU Awards shall no longer be outstanding and shall automatically cease to exist, and each holder of a Monroe Employee Stock Option and Monroe RSU Award shall cease to have any rights with respect thereto, except the right to receive, in respect of a Monroe Employee Stock Option with an exercise price per share of Monroe Common Stock that is less than the Merger Consideration, the Monroe Option Cash Payment, and in respect of a Monroe RSU Award, the Monroe RSU Award Cash Payment. Prior to the Effective Time, the Monroe Board (or, if appropriate, any committee administering the Monroe Stock Plan) shall adopt such resolutions and take such other actions to terminate the Monroe Stock Plan upon the Effective Time.

(iv) In this Agreement:

“Monroe Employee Stock Option” means any option to purchase Monroe Common Stock granted under any Monroe Stock Plan.

“Monroe RSU Award” means any restricted stock unit award granted under any Monroe Stock Plan.

“Monroe LTIP Award” means any long-term incentive plan unit award or other award with respect to the membership interests of Monroe Group LLC.

“Monroe Stock Plan” means the Monroe Amended and Restated 2007 Omnibus Incentive Plan and any other Monroe equity incentive plan.

SECTION 2.08. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, the shares of Monroe Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of Monroe Common Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other Applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest. Monroe shall give Trousdale prompt notice of any demands received by Monroe for appraisal of shares of Monroe Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Monroe relating to rights to be paid the fair value of Dissenting Shares, and Trousdale shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Monroe shall not, except with the prior written consent of Trousdale, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

SECTION 2.09. Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Monroe Common Stock shall have been changed into a different number of shares (other than, for the avoidance of doubt, as a result of the exercise of any convertible or exchangeable securities of Monroe) or class or series of stock, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Monroe Common Stock will be appropriately adjusted to provide to the holders of Monroe Common Stock the same economic effect as contemplated by this Agreement prior to such event.

SECTION 2.10. Paying Agent Fund. Prior to the Effective Time, Trousdale shall appoint a commercial bank or trust company to act as paying agent hereunder for the purpose of exchanging Monroe Certificates for the applicable Merger Consideration (the “Paying Agent”). At or promptly after the Effective Time, Trousdale shall deposit, or shall cause to be deposited, with the Paying Agent, in trust for the benefit of holders of shares of Monroe Common Stock (other than Cancelled Shares or Dissenting Shares) with the Paying Agent the aggregate Merger Consideration to which holders of shares of Monroe Common Stock shall be entitled at the Effective Time pursuant to this Agreement (the “Paying Agent Fund”). Earnings from such investments shall be the sole and exclusive property of Trousdale, and no part of such earnings shall accrue to the benefit of holders of shares of Monroe Common Stock.

SECTION 2.11. Surrender Procedures. Promptly after the Effective Time, Trousdale shall cause the Paying Agent to mail to each holder of record of a Monroe Certificate or non-certificated shares of Monroe Common Stock represented by book-entry (“Book-Entry Shares”) (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Monroe Certificates shall pass, only upon proper delivery of the Monroe Certificates to the Paying Agent, and which letter shall be in customary form and have such other provisions as Trousdale may reasonably specify and (ii) instructions for effecting the surrender of such Monroe Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Monroe Certificate or Book-Entry Shares to the Paying Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Monroe Certificate or Book-Entry Shares shall be entitled to receive the Merger Consideration for each share of Monroe Common Stock formerly represented by such Monroe Certificates or for each Book-Entry Share. Any Monroe Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any Merger Consideration. In the event of a transfer of ownership of Monroe Common Stock which is not registered in the transfer records of Monroe, the Merger Consideration may be paid with respect to such Monroe Common Stock to such a transferee if the Monroe Certificate representing such shares of Monroe Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Monroe Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest thereon.

SECTION 2.12. Stock Transfer Books. The stock transfer books of Monroe shall be closed immediately upon the Effective Time and thereafter there shall be no further registration of transfers on the records of Monroe of shares of Monroe Common Stock that were outstanding immediately prior to the Effective Time. On or after the Effective Time, any Monroe Certificates presented to the Paying Agent or Trousdale for any reason shall represent only the right to receive the Merger Consideration with respect to the shares of Monroe Common Stock formerly represented thereby.

SECTION 2.13. No Further Ownership Rights in Monroe Common Stock. From and after the Effective Time, the holders of Monroe Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Monroe Common Stock except as otherwise provided for herein or by Applicable Law. If, after the Effective Time, Monroe Certificates are presented to the Surviving Corporation of the Merger for any reason, they shall be cancelled and exchanged as provided in this Agreement.

SECTION 2.14. Further Assurances. At and after the Effective Time, the managers of Trousdale shall be authorized to execute and deliver, in the name and on behalf of Monroe, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Monroe, any other actions and things to vest, perfect or confirm of record or otherwise in Trousdale any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Trousdale as a result of, or in connection with, the Merger.

SECTION 2.15. Termination of Paying Agent Fund. Any portion of the Paying Agent Fund which remains undistributed to the holders of Monroe Certificates and Book-Entry Shares for six months after the Effective Time shall, at Trousdale’s request, be delivered to Trousdale or otherwise on the instruction of Trousdale, and any holders of the Monroe Certificates and Book-Entry Shares who have not theretofore complied with this Article II shall after such delivery look only to Trousdale for the Merger Consideration with respect to the shares of Monroe Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections 2.07 and 2.11. Any such portion of the Paying Agent Fund remaining unclaimed by holders of shares of Monroe Common Stock for a period of two years after the Effective Time (or immediately prior to any earlier date on which such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Applicable Law, become the property of Trousdale free and clear of any claims or interest of any person previously entitled thereto.

SECTION 2.16. No Liability. None of Monroe, Trousdale, Sub-S or the Paying Agent shall be liable to any person in respect of any Merger Consideration from the Paying Agent Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

SECTION 2.17. Investment of the Paying Agent Fund. The Paying Agent shall invest the Merger Consideration included in the Paying Agent Fund as directed by Trousdale on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to Monroe’s stockholders pursuant to this Article II. Any interest and other income resulting from such investments shall promptly be paid to Trousdale.

SECTION 2.18. Lost Certificates. If any Monroe Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Monroe Certificate to be lost, stolen or destroyed and, if required by Trousdale, the posting by such person of a bond in such reasonable amount as Trousdale may direct as indemnity against any claim that may be made against it with respect to such Monroe Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Monroe Certificate the applicable Merger Consideration with respect to the shares of Monroe Common Stock formerly represented thereby.

SECTION 2.19. Withholding Rights. Trousdale (or its agents) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Monroe Common Stock or derivative securities with respect thereto such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Trousdale (or its agents) and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Monroe Common Stock or derivative securities with respect thereto in respect of which such deduction and withholding was made by Trousdale (or its agents).

ARTICLE III

Representations and Warranties of Monroe

Except as disclosed in the Filed Monroe SEC Documents (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) or in the Monroe Disclosure Letter, Monroe represents and warrants to Trousdale as follows:

SECTION 3.01. Organization, Standing and Power. Each of Monroe and each Significant Monroe Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Monroe (a “Monroe Material Adverse Effect”). Monroe and each Significant Monroe Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or would reasonably be expected to have a Monroe Material Adverse Effect. Monroe has made available to Trousdale true and complete copies of the amended and restated certificate of incorporation of Monroe, as amended to the date of this Agreement (as so amended, the “Monroe Charter”), and the bylaws of Monroe, as amended to the date of this Agreement (as so amended, the “Monroe Bylaws”), and the comparable charter and organizational documents of each Significant Monroe Subsidiary, in each case as amended through the date of this Agreement. For purposes of this Agreement, a “Significant Monroe Subsidiary” means any subsidiary of Monroe that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”).

SECTION 3.02. Monroe Subsidiaries; Equity Interests.

(a) The letter, dated as of the date of this Agreement, from Monroe to Trousdale (the “Monroe Disclosure Letter”) lists each Significant Monroe Subsidiary as of the date of this Agreement and its jurisdiction of organization. All the outstanding shares of capital stock or other equity interests of each Significant Monroe Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Monroe Disclosure Letter, are as of the date of this Agreement owned by Monroe, by another subsidiary of Monroe (a “Monroe Subsidiary”) or by Monroe and another Monroe Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b) Except for its interests in the Monroe Subsidiaries and except for the ownership interests set forth in the Monroe Disclosure Letter, Monroe does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest with a fair market value as of the date of this Agreement in excess of $50,000 in any person.

SECTION 3.03. Capital Structure.

(a) The authorized capital stock of Monroe consists of 200,000,000 shares of common stock, $0.01 par value per share (the “Monroe Common Stock”), and 40,000,000 shares of preferred stock, par value $0.01 per share (the “Monroe Preferred Stock”, together with the Monroe Common Stock, the “Monroe Capital Stock”). Of the 40,000,000 shares of Monroe Preferred Stock, 75,000 shares have been designated as Series A preferred securities (the “Monroe Series A Preferred Securities”). At the close of business on the last business day immediately prior to the date hereof, (i) 34,768,044 shares of Monroe Common Stock were issued and outstanding, (ii) 75,000 shares of Monroe Series A Preferred Securities were issued and outstanding, (iii) 1,509,451 shares of Monroe Common Stock were held by Monroe in its treasury, (iv) there were warrants to purchase 12,500,000 shares of Monroe Common Stock at an exercise price of $6.00 per share (the “Monroe Warrants”), (v) 208,015 shares of Monroe Common Stock were subject to outstanding Monroe Employee Stock Options, (vi) 123,987 shares of Monroe Common Stock were subject to outstanding Monroe RSU Awards, (vii) 913,423 shares of Monroe Common Stock would be distributed in respect of outstanding Monroe LTIP Awards, assuming the Monroe Common Stock was valued at the closing price of a share of Monroe Common Stock and then distributed in accordance with the applicable terms of the Amended and Restated Limited Liability Company Agreement of Morgans Group LLC, a Delaware limited liability company, effective February 17, 2006, as amended (the “Monroe Group LLC Agreement”), (viii) 75,446 Membership Units (as defined in the Monroe Group LLC Agreement) held by Non-Managing Members (as defined in the Monroe Group LLC Agreement) which are redeemable for an equal number of shares of Monroe Common Stock and (ix) 3,940,553 additional shares of Monroe Common Stock were reserved for issuance pursuant to the Monroe Stock Plan. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of Monroe were issued, reserved for issuance or outstanding. All outstanding shares of Monroe Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Monroe Charter, the Monroe Bylaws or any Contract to which Monroe is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Monroe having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Monroe Capital Stock may vote (“Voting Monroe Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Monroe is a party or by which it is bound (i) obligating Monroe to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Monroe or any Voting Monroe Debt, (ii) obligating Monroe to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Monroe Capital Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of Monroe to repurchase, redeem or otherwise acquire any shares of capital stock of Monroe. There are no voting trusts or other agreements or understandings to which Monroe or its subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Monroe or its subsidiaries. Neither Monroe nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to shares of capital stock that are in effect.

(b) The Monroe Disclosure Letter sets forth a true and complete list, as of the close of business on the last business day immediately prior to the date hereof, of (i) (A) each outstanding Monroe Employee Stock Option grant, (B) each outstanding Monroe RSU Award, and (C) each outstanding Monroe LTIP Award (each, a “Monroe Equity Award”), (ii) the name of the Monroe Equity Award holder, (iii) the approximate number of shares of Monroe Common Stock that would be distributed in respect of outstanding Monroe LTIP Awards, assuming the Monroe Common Stock was valued at the closing price of a share of Monroe Common Stock and then distributed in accordance with the applicable terms of the Monroe Group LLC Agreement, including, to the extent applicable, the threshold, target and maximum number of shares, (iv) the date on which each Monroe Equity Award was granted, (v) the Monroe Stock Plan under which each Monroe Equity Award was granted, (vi) the exercise price of each Monroe Employee Stock Option and the hurdle amount for each Monroe LTIP Award, (vii) the expiration date of each Monroe Employee Stock Option, and (viii) the vesting schedule for each Monroe Equity Award.

SECTION 3.04. Authority; Execution and Delivery; Enforceability.

(a) Monroe has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Monroe of this Agreement and the consummation by Monroe of the Transactions have been duly authorized by all necessary corporate action on the part of Monroe, subject, in the case of the Merger, to receipt of the Monroe Stockholder Approval. Monroe has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) At a meeting duly called and held, the board of directors of Monroe (the “Monroe Board”) present at such meeting duly and unanimously adopted resolutions (i) approving the Merger Agreement and the Transactions, (ii) determining that the terms of the Merger are fair to and in the best interests of Monroe and its stockholders, (iii) recommending that Monroe’s stockholders adopt this Agreement and approving the inclusion of this recommendation in the Proxy Statement, and (iv) approving and declaring that this Agreement is advisable. Such resolutions are sufficient to render inapplicable to the Transaction Agreements and the Transactions the restrictions contained in Section 203 of the DGCL. To Monroe’s knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to Monroe with respect to the Transaction Agreements or the Transactions.

(c) The only vote of holders of any class or series of Monroe Capital Stock necessary to approve and adopt this Agreement and the Merger is (i) the adoption of this Agreement by the holders of a majority of the outstanding Monroe Common Stock, voting together as a single class, and (ii) the adoption of this Agreement by the holders of a majority of the outstanding Monroe Series A Preferred Securities, voting as a separate class (collectively, the “Monroe Stockholder Approval”). Other than the Monroe Stockholder Approval, the only other vote or consent of holders of any equity securities of Monroe which may be necessary to approve and adopt this Agreement and the Merger or to consummate the transactions contemplated hereby is the written consent of Yardley which may be required pursuant to the Securities Purchase Agreement, dated as of October 15, 2009, by and among Monroe, Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P., (collectively, “Yardley”).

SECTION 3.05. No Conflicts; Consents.

(a) Except as set forth in the Monroe Disclosure Letter, the execution and delivery by Monroe of this Agreement, does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Monroe or any Monroe Subsidiary under, any provision of (i) the Monroe Charter, the Monroe Bylaws or the comparable charter or organizational documents of any Monroe Subsidiary, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which Monroe or any Monroe Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Applicable Law”) applicable to Monroe or any Monroe Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Monroe Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), clause (i) of the definition of the term “material adverse effect”, shall not be excluded in determining whether a Monroe Material Adverse Effect has occurred or would reasonably be expected to occur).

(b) No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to Monroe or any Monroe Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the similar antitrust laws of other jurisdictions, (ii) the filing with the SEC of (A) the Proxy Statement, (B) the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the Transactions (as amended or supplemented from time to time, the “Schedule 13E-3”) and (C) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with the Transaction Agreements and the Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Monroe is qualified to do business and (iv) such other items (A) that may be required under the Applicable Law of any foreign country, (B) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Monroe Material Adverse Effect or (C) as are set forth in the Monroe Disclosure Letter (it being agreed that for purposes of this Section 3.05(b), clause (i) of the definition of the term “material adverse effect”, shall not be excluded in determining whether a Monroe Material Adverse Effect has occurred or would reasonably be expected to occur).

SECTION 3.06. SEC Documents; Undisclosed Liabilities. Monroe has filed all registration statements, prospectuses, reports, schedules, forms, certifications, statements and other documents (including exhibits and other information incorporated therein) required to be filed by Monroe with the SEC since January 1, 2015, pursuant to Sections 13(a) and 15(d) of the Exchange Act (the “Monroe SEC Documents”). As of its respective date, each Monroe SEC Document complied in all material respects with the applicable requirements of the Exchange

Act, the Sarbanes-Oxley Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Monroe SEC Document. Except to the extent that information contained in any Monroe SEC Document has been revised, amended or superseded by a later filed Monroe SEC Document, none of the Monroe SEC Documents at the time filed (or if amended prior to the date hereof, as of the date of such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Monroe, none of the Monroe SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation. Monroe has, prior to the date hereof, provided Trousdale with correct and complete copies of all SEC comment letters received and response letters submitted and other written correspondence with the SEC with respect to the Monroe SEC Documents within one year prior to the date of this Agreement to the extent such comments letters, response letters and correspondence are not publicly available. The consolidated financial statements of Monroe included in the Monroe SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and in the case of unaudited statements, as permitted by Form 10-Q of the SEC and for normal and recurring year-end adjustments that are not material in the aggregate) and fairly present, in all material respects, the consolidated financial position of Monroe and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in the Filed Monroe SEC Documents, as of the date of this Agreement neither Monroe nor any Monroe Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Monroe and its consolidated subsidiaries or in the notes thereto and that, individually or in the aggregate, would reasonably be expected to have a Monroe Material Adverse Effect. None of the Monroe Subsidiaries is, or has at any time since January 1, 2015, been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

SECTION 3.07. Information Supplied.

(a) None of the information supplied or to be supplied by or on behalf of Monroe for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, (i) in the case of the Proxy Statement, on the date that it (and any amendment or supplement thereto) is first mailed to Monroe’s stockholders and at the time of the Monroe Stockholders Meeting, and (ii) in the case of the Schedule 13E-3, at the time such document or any amendment or supplement thereto is filed with the SEC or at the time of the Monroe Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and Monroe will correct any information provided by it or on its behalf for use in the Proxy Statement and in the Schedule 13E-3 which shall have become false or misleading.

(b) Notwithstanding Section 3.07(a), no representation or warranty is made by Monroe with respect to statements made or incorporated by reference in the Proxy Statement or the Schedule 13E-3 based on information supplied by Trousdale for inclusion or incorporation by reference therein.

SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the Monroe SEC Documents filed and publicly available at least one business day prior to the date of this Agreement (the “Filed Monroe SEC Documents”) or in the Monroe Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Monroe SEC Documents to the date of this Agreement, Monroe has conducted its business only in the ordinary course, and during such period there has not been:

(i) any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Monroe Material Adverse Effect;

(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Monroe Capital Stock or any repurchase for value by Monroe of any Monroe Capital Stock;

(iii) any split, combination or reclassification of any Monroe Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Monroe Capital Stock;

(iv) (A) any granting by Monroe or any Monroe Subsidiary to any director, employee or executive officer of Monroe or any Monroe Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements included in the Filed Monroe SEC Documents as in effect on the date hereof, (B) any granting by Monroe or any Monroe Subsidiary to any such director, employee or executive officer of any increase in severance, retention, transaction bonus, change in control or termination pay, except as was required under any employment, severance or termination agreements included in the Filed Monroe SEC Documents, (C) any entry by Monroe or any Monroe Subsidiary into, or any amendment of, any employment, severance, retention, transaction bonus, change in control or termination agreement with any such director or executive officer or (D) any action taken (or material determination made) to accelerate any rights or benefits other than (1) in the ordinary course of business consistent with prior practice, (2) under any collective bargaining agreement applicable to Monroe or any Monroe Subsidiary as of the date of this Agreement and that has been supplied to Trousdale as of the date hereof, (3) pursuant to any Monroe Benefit Plan, or (4) pursuant to any contract in accordance with its terms;

(v) any sale, acquisition or transfer of assets, rights or other benefits from or to Monroe or any Monroe Subsidiary other than on arm’s length terms at a fair market value;

(vi) any gift or gratuitous payment made or agreed to by Monroe or any Monroe Subsidiary;

(vii) any Monroe Affiliate Transactions, and no amounts owed to Monroe or any Monroe Subsidiary shall have been waived, forgiven or released and no claim outstanding against any party to a Monroe Affiliate Transaction shall have been released or waived;

(viii) any guarantee or indemnity relating to the obligation of any person other than a wholly-owned Monroe Subsidiary has been entered into or agreed to by Monroe or any Monroe Subsidiary;

(ix) any sale, lease (as lessor), license, abandonment, or lapse or expiration of or subject to any Lien any material Intellectual Property Rights or properties or assets with a fair market value in excess of $100,000 for any such disposition or series of related dispositions, except in the ordinary course of business consistent with past practice, expiration of material Intellectual Property Rights in accordance with the applicable statutory term or caused or permitted by Monroe or the Monroe Subsidiaries in its or their reasonable business judgment, or expiration of any Intellectual Property Rights in accordance with the applicable statutory term;

(x) any change in accounting methods, principles or practices by Monroe or any Monroe Subsidiary materially affecting the consolidated assets, liabilities or results of operations of Monroe, except insofar as may have been required by a change in GAAP;

(xi) (A) any incurrence of any indebtedness for borrowed money or any guarantee of any such indebtedness of another person, any issuance or sale of any debt securities or warrants or other rights to acquire any debt securities of Monroe or any Monroe Subsidiary, any guarantee of any debt securities of another person, any entry into of any “keep well” or other agreement to maintain any financial statement condition of another person or any entry into of any arrangement having the economic effect of any of the foregoing, except for borrowings which, in the aggregate, do not exceed $250,000, or (B) any making of any loans, advances or capital contributions to, or investments in, any other person, other than to or in Monroe or any direct or indirect wholly owned subsidiary of Monroe;

(xii) other than as contemplated by contractual arrangements of Monroe or any Monroe Subsidiary in effect as of the date hereof and made available to Trousdale, any capital expenditures or commitment to make capital expenditures (A) in an aggregate amount in excess of $250,000 during the remaining portion of 2016 and $250,000 during 2017 or (B) with respect to any item or series of related items, in excess of $250,000;

(xiii) any material elections with respect to Taxes made by Monroe or any Monroe Subsidiary other than in accordance with past practice or settlement or compromise by Monroe or any Monroe Subsidiary of any material Tax liability or refund;

(xiv) any hiring of any member of senior management of Monroe or any Monroe Subsidiary or senior management of any individual property managed by Monroe or any Monroe Subsidiary, or any termination of employment of any such member (other than “for cause”); or

(xv) any agreement, arrangement or understanding relating to any of the matters referred to in this Section 3.08 which has been entered into or reached.

SECTION 3.09. Taxes.

(a) Each of Monroe and each Monroe Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any failure of any filed Tax Returns to be true, complete and accurate, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect.

(b) No deficiency with respect to any Taxes has been proposed, asserted or assessed against Monroe or any Monroe Subsidiary that has not been satisfied, settled or withdrawn, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect.

(c) There are no pending, or, to the knowledge of Monroe, threatened, audits, examinations, investigations or other proceedings in respect of any material Taxes of Monroe or any Monroe Subsidiary.

(d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Monroe or any Monroe Subsidiary. Neither Monroe nor any Monroe Subsidiary is bound by any agreement with respect to Taxes.

(e) Neither Monroe nor any of its subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A) ) in a distribution of stock intended to qualify for tax-free treatment under Code Section 355 (or any similar provision of state, local or non-U.S. Law) in the two years prior to the date of this Agreement.

(f) Neither Monroe nor any Monroe Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Code Section108(i).

(g) Neither Monroe nor any Monroe Subsidiary is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Reg. Section 1.6011-4(b)(2).

(h) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, including, without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes and required to be filed with any U.S. federal, state, local, or foreign Governmental Entity.

SECTION 3.10. Employee and Labor Matters. There is not and since January 1, 2013 there has not been, any labor strike, work slowdown or stoppage or lockout, or, to the knowledge of Monroe, threatened against Monroe or any of its subsidiaries. To the knowledge of Monroe, no union organizational or decertification campaign has occurred since January 1, 2013 with respect to the employees of Monroe or any of its subsidiaries and no question concerning representation exists or has existed since such date respecting such employees. There is, and since January 1, 2015, there has been, no material unfair labor practice charge or complaint against Monroe or any of its subsidiaries, and since January 1, 2015, there have been no pending, or, to the knowledge of Monroe, threatened, material union grievances against or pending material labor dispute with Monroe or any of its subsidiaries. Since January 1, 2013, neither Monroe or any of its subsidiaries has received written notice of the intent of any governmental entity responsible for the enforcement of labor or employment laws to conduct an investigation of Monroe or any of its subsidiaries, and, to the knowledge of Monroe, no such investigation is in progress. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect, Monroe and its subsidiaries are and have remained in compliance with all Applicable Laws pertaining to employment and employment practices. With respect to this Transaction, any notice required of Monroe or any Monroe Subsidiary under any law or collective bargaining agreement has been or prior to the Closing will be given, and any bargaining obligations with any employee representative have been or prior to the Closing will be satisfied. Since January 1, 2013, neither Monroe nor any Monroe Subsidiary has implemented any plant closing or layoff of employees implicating the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”).

SECTION 3.11. Employee Benefit Plans.

(a) For purposes of this Agreement, “Monroe Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and each other plan, agreement, arrangement, program or policy (written or oral) relating to equity-based compensation, incentive compensation, employee loans, stock purchases, deferred compensation, bonus, severance, retention, employment, change of control, perquisites, profit sharing, savings, retirement, sick leave, vacation pay, salary continuation for disability, medical insurance, life insurance, employee assistance, fringe benefits, supplemental benefits or other employee benefits, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Monroe or any of its subsidiaries, or with respect to which Monroe or any of its subsidiaries has or reasonably expects to have any liability (contingent or otherwise), other than any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) and each plan or arrangement applicable to employees outside of the United States that is mandated by Applicable Law. Each Multiemployer Plan to which Monroe contributes, is obligated to contribute or otherwise has or reasonably expects to have any liability (contingent or otherwise) is referred to herein as a “Monroe Multiemployer Plan.” The Monroe Disclosure Letter sets forth a true and complete list of each material Monroe Benefit Plan and each Monroe Multiemployer Plan. Monroe has made available to Trousdale true and complete copies of each material Monroe Benefit Plan (including all amendments thereto).

(b) Each Monroe Benefit Plan is and has been operated and administered in accordance with its terms and Applicable Law, including ERISA and the Code, except for any instances of noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect. There is no, and there has not been since January 1, 2013 any, action, suit, audit or investigation by any Governmental Entity, termination proceeding or other claim (except routine claims for benefits payable under the Monroe Benefit Plans) pending or, to the knowledge of Monroe, threatened, against or involving any Monroe Benefit Plan or asserting any rights to or claims for benefits under any Monroe Benefit Plan, other than any such actions, suits, audits, investigations, termination proceedings or other claims that, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect.

(c) Except for the Monroe Multiemployer Plans, no plan currently or in the past six years maintained, sponsored, contributed to or required to be contributed to by Monroe, any of its subsidiaries, or any of their respective current or former Monroe ERISA Affiliates is or in the past six years was (i) a plan described in Code Section 413 Code, (ii) a plan subject to Title IV of ERISA, (iii) a plan subject to the minimum funding standards of Code Section 412 or Section 302 of ERISA, or (iv) a plan maintained in connection with any trust described in Code Section 501(c)(9) . The term “Monroe ERISA Affiliate” means any person that, together with Monroe or any of its subsidiaries, would be deemed a “single employer” within the meaning of Code Section 414(b), (c), (m) or (o). Except as set forth in the Monroe Disclosure Letter, none of Monroe or any Monroe ERISA Affiliate contributes to or has any actual or potential liability with respect to any Multiemployer Plan. None of Monroe nor any Monroe ERISA Affiliate has incurred nor reasonably expects to incur any withdrawal liability with respect to any Multiemployer Plan. To the knowledge of Monroe, no Multiemployer Plan required to be set forth in the Monroe Disclosure Letter (i) has filed a notice of reorganization, insolvency or termination under Section 4041A of Title IV of ERISA, (ii) is in “at risk” status within the meaning of Code Section 430(i), or (iii) is in “endangered status” or “critical status” within the meaning of Code Section 432(b). Monroe and each Monroe ERISA Affiliate has made all required contributions to any Multiemployer Plan when due, except for any instances of noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect.

(d) Each Monroe Benefit Plan intended to be qualified under Code Section 401(a) has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS and nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect, all contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Monroe Benefit Plans have been timely made or accrued.

(e) Except as set forth on the Monroe Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event): (i) entitle any current or former employee, officer, director or independent contractor of Monroe or any of its subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) under any Monroe Benefit Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by Monroe or any of its subsidiaries under any Monroe Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Monroe Benefit Plan; (iv) result in any “excess parachute payment” (within the meaning of Code Section 280G) becoming due to any current or former employee, officer, director or independent contractor of Monroe or any of its subsidiaries; or (v) limit or restrict the right of Monroe or any of its subsidiaries to merge, amend or terminate any Monroe Benefit Plan.

(f) Neither Monroe nor any of its subsidiaries is a party to, or is otherwise obligated under, any Monroe Benefit Plan or any other plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes, including, any Taxes imposed under Code Sections 409A or 4999 (or any corresponding provisions of state or local Law relating to Tax).

(g) No Monroe Benefit Plan provides health insurance, life insurance or death benefits or coverage to current or former employees of Monroe or any of its subsidiaries beyond their retirement or other termination of service, other than as required by Code Section 4980B and at the sole expense of such individual.

(h) Except as individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect, all Monroe Benefit Plans maintained pursuant to the laws of a country other than the United States and all plans or arrangements applicable to Monroe employees outside of the United States that are mandated by Applicable Law (i) are, and since January 1, 2012 have been, maintained in accordance with all applicable requirements (including Applicable Law), (ii) that are intended to qualify for special Tax treatment meet, and since January 1, 2013 have met, all material requirements for such treatment, and (iii) that are required to be funded and/or book-reserved are, and since January 1, 2012 have been, funded and/or book-reserved, as appropriate in accordance with GAAP and, if required, Applicable Law.

SECTION 3.12. Litigation. Except as disclosed in the Filed Monroe SEC Documents or in the Monroe Disclosure Letter, there is no suit, action, charge, complaint, audit, investigation or proceeding (each a “Proceeding”) pending or, to the knowledge of Monroe, threatened against or affecting Monroe or any Monroe Subsidiary (and Monroe is not aware of any basis for any such Proceeding) that, individually or in the aggregate, has had or would reasonably be expected to have a Monroe Material Adverse Effect, nor have any such Proceedings that have had or would reasonably be expected to have a Monroe Material Adverse Effect been filed against Monroe or any Monroe Subsidiary since January 1, 2013. There is no Judgment outstanding against Monroe or any Monroe Subsidiary that has had or would reasonably be expected to have a Monroe Material Adverse Effect.

SECTION 3.13. Compliance with Applicable Laws; Permits. Except as disclosed in the Filed Monroe SEC Documents or in the Monroe Disclosure Letter, Monroe and the Monroe Subsidiaries are, and have been since January 1, 2013, in compliance in all respects with all Applicable Laws, including those relating to occupational health and safety, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Monroe Material Adverse Effect. Except as set forth in the Filed Monroe SEC Documents or in the Monroe Disclosure Letter, neither Monroe nor any Monroe Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that Monroe or a Monroe Subsidiary is not in compliance in any material respect with any Applicable Law other than with respect to any allegations that have been withdrawn, settled or otherwise resolved. Monroe and the Monroe Subsidiaries hold all permits, licenses, franchises, approvals, clearances, registrations, certificates and authorizations of any applicable Governmental Entity necessary for the lawful operating of the businesses of Monroe and the Monroe Subsidiaries (collectively, “Permits”), and such Permits are valid and in full force and effect and Monroe and the Monroe Subsidiaries are in compliance with the terms of all such Permits, except for such failures to hold Permits and instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expect to have a Monroe Material Adverse Effect. This Section 3.13 does not relate to (i) matters with respect to Taxes, which are the subject of Section 3.09 or (ii) environmental matters, which are the subject of Section 3.14.

SECTION 3.14. Environmental Matters. Except as disclosed in the Filed Monroe SEC Documents or in the Monroe Disclosure Letter:

(a) Monroe and each of the Monroe Subsidiaries is and has been in compliance with all applicable Environmental Laws, except where the failure to so comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect;

(b) Monroe and each of the Monroe Subsidiaries has obtained or has applied for all Environmental Permits necessary for their operations as currently conducted, except where the failure to so obtain or apply, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect;

(c) there are no Environmental Claims pending or, to the knowledge of Monroe, threatened against Monroe or any of the Monroe Subsidiaries that have had or would reasonably be expected to have, individually or in the aggregate, a Monroe Material Adverse Effect;

(d) there have been no Releases of any Hazardous Materials that could be reasonably likely to form the basis of any Environmental Claim against Monroe or any of the Monroe Subsidiaries, except for any such Environmental Claim that, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect; and

(e) none of Monroe or the Monroe Subsidiaries has retained or assumed either contractually or by operation of law any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Monroe or any of the Monroe Subsidiaries, except for any such Environmental Claim that, individually or in the aggregate, has not had and would not reasonably be expected to have a Monroe Material Adverse Effect.

(f) Definitions. As used in this Agreement:

“Environmental Claims” means, in respect of any person, any and all administrative, regulatory or judicial actions, suits, orders, decrees, suits, demands, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person, alleging potential liability (including potential responsibility or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence or Release of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such person, (ii) circumstances forming the basis of any actual or alleged violation of, or liability under, any Environmental Law or (iii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release of, or exposure to, any Hazardous Materials.

“Environmental Laws” means all federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution or the protection, investigation or restoration of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or natural resources, including laws and regulations relating to noise levels, Releases of Hazardous Materials, and the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and any chemical, material, substance or waste, in each case that is prohibited, limited or regulated pursuant to any Environmental Law.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

SECTION 3.15. Intellectual Property; IT Systems. Monroe and the Monroe Subsidiaries exclusively own, without Liens, or are validly licensed or otherwise have the right to use all Intellectual Property Rights owned or purported to be owned by Monroe or the Monroe Subsidiaries or that are material to the conduct of the business of Monroe and the Monroe Subsidiaries as currently conducted taken as a whole. The Monroe Disclosure Letter sets forth a description of all patented or registered Intellectual Property Rights or applications therefor owned by Monroe or any Monroe Subsidiary that are material to the conduct of the business of Monroe and the Monroe Subsidiaries taken as a whole, including for each such item the jurisdiction of registration or application, current owner, registrant, or assignee of record, the application date, the application number, registration date, registration number, and for any domain name registrations, the applicable registrar and expiration date. Except as set forth in the Monroe Disclosure Letter, no claims are pending or, to the knowledge of Monroe, threatened, that Monroe or any Monroe Subsidiary is infringing, misappropriating, or otherwise violating the rights of any person with regard to any Intellectual Property Right, other than claims that would not reasonably be expected to have a Monroe Material Adverse Effect. Neither Monroe nor any Monroe Subsidiary is infringing, misappropriating, or otherwise violating, or has infringed, misappropriated, or otherwise violated, the rights of any person in any worldwide common law or statutory rights in any trade names, logos, trademarks, service marks, or other designations of source or origin (collectively, “Trademarks”). To the knowledge of Monroe, neither Monroe nor any Monroe Subsidiary is infringing, misappropriating, or otherwise violating, or has infringed, misappropriated, or otherwise violated, the rights of any person with regard to any Intellectual Property Rights (other than Trademarks).To the knowledge of Monroe, except as set forth in the Monroe Disclosure Letter, no person is infringing, misappropriating, or otherwise violating the rights of Monroe or any Monroe Subsidiary with respect to any Intellectual Property Right, other than any instances of infringement, misappropriation, or violation that would not reasonably be expected to have a Monroe Material Adverse Effect. To the knowledge of Monroe, all of the material Intellectual Property Rights owned by Monroe and the Monroe Subsidiaries are subsisting, in full force and effect, and valid and enforceable, and no loss or expiration of any material Intellectual Property Right is threatened, pending, or reasonably foreseeable, except for the abandonment or expiration of any registrations or applications for Intellectual Property Rights in accordance with the applicable statutory term or that are permitted or caused by Monroe or the Monroe Subsidiaries in its or their reasonable business judgment. Except as set forth in the Monroe Disclosure Letter, Monroe and the Monroe Subsidiaries are in material compliance with Applicable Law and all contractual obligations with respect to data security and data privacy, and, to the knowledge of Monroe, neither Monroe nor any Monroe Subsidiary has experienced any actual unauthorized use, access, intrusions, or breaches of security with respect to any personal information, payment card information, or other sensitive or proprietary data collected, maintained, or stored by or on behalf of Monroe or any Monroe Subsidiary. Except as set forth in the Monroe Disclosure Letter, none of the computer software, firmware, hardware, or other similar or related computer systems or software (“IT Systems”) used or relied on by Monroe or any Monroe Subsidiary has experienced any material failures or breakdowns or continued substandard performance at any time during the past twelve months that has caused substantial disruption or interruption in Monroe’s or any Monroe Subsidiary’s use thereof, other than any failures or breakdowns or continued substandard performance that would not reasonably be expected to have a Monroe Material Adverse Effect. For the purposes of this Agreement, “Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) trade secrets, confidential information, or proprietary information related to technology; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names and uniform resource locators; (v) industrial designs; (vi) trade names, logos, common law trademarks and service marks, and related goodwill; (vii) all rights in databases and data collections; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

SECTION 3.16. Contracts.

(a) Section 3.16(a) of the Monroe Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and Monroe has made available to Trousdale true and complete copies, of (i) each Contract to which Monroe or any of the Monroe Subsidiaries is a party that restricts in any material respect the ability of Monroe or its affiliates to compete in any business or with any person in any geographical area, or that includes “most favored nations,” exclusive relations, exclusive licenses or non-solicitation clauses (excluding customary provisions for non-solicitation of employees entered into in commercial Contracts in the ordinary course of business), (ii) each Contract pursuant to which any indebtedness of Monroe or any of the Monroe Subsidiaries in excess of $250,000 is outstanding or may be incurred, other than any such agreement between or among Monroe and the wholly owned Monroe Subsidiaries and trading liabilities in the ordinary course of business, (iii) each Contract to which Monroe or any of the Monroe Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Monroe Subsidiaries, in each case material to Monroe and the Monroe Subsidiaries, taken as a whole, (iv) each Contract with (x) any member of the Monroe Board or (y) any executive officer of Monroe, (v) each Contract relating to the disposition or acquisition (including by lease or license) by Monroe or any of the Monroe Subsidiaries of any material business or any material amount of assets other than in the ordinary course of business with obligations of Monroe or the Monroe Subsidiaries remaining to be performed or liabilities continuing after the date of this Agreement, (vi) each material hedge, collar, option, forward purchasing, swap, derivative or similar Contract, (vii) each Contract requiring any capital commitment or capital expenditure (or series of capital expenditures) by Monroe and the Monroe Subsidiaries in an amount in excess of $250,000, (viii) any Contract that is a collective bargaining agreement or other agreement with any trade union or other labor organization, (ix) any Contract that is a settlement, conciliation, or similar agreement with any Governmental Entity or pursuant to which, after the date of this Agreement, Monroe or any Monroe Subsidiary will be required to satisfy any material monetary or material non-monetary obligations, (x) each license, royalty, or other agreement relating to any Intellectual Property Rights that is material to the conduct of the business of Monroe and the Monroe Subsidiaries taken as a whole (in each case excluding licenses of unmodified commercially available, “off the shelf,” or “click-through” software used by Monroe or any Monroe Subsidiary for internal business purposes, with an aggregate annual payment (including license and support fees) less than $50,000), (xi) any stockholders, investors rights, registration rights or similar agreement or arrangement; (xii) each Contract (other than leases of real property) under which Monroe and the Monroe Subsidiaries are obligated to make or receive payments in the future in excess of $250,000 during the life of such Contract, in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Monroe SEC Documents, and (xiii) any Contract not otherwise described in any other subsection of this Section 3.16(a) that constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Monroe or any Monroe Subsidiary. Each Contract of the type described in this Section 3.16(a) is referred to herein as a “Monroe Material Contract”.

(b) Except for the matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Monroe Material Adverse Effect (it being agreed that for purposes of this Section 3.16(b), effects resulting from or arising in connection with the matters set forth in clause (i) of the definition of “material adverse effect” shall not be excluded in determining whether a Monroe Material Adverse Effect has occurred or would reasonably be expected to occur), (i) each Monroe Material Contract (including, for purposes of this Section 3.16(b), any Contract entered into after the date of this Agreement that would have been a Monroe Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Monroe or one of the Monroe Subsidiaries, as the case may be, and, to the knowledge of Monroe, of the other parties thereto, except, in each case, subject to the Bankruptcy and Equity Exception, (ii) each such Monroe Material Contract is in full force and effect, (iii) there is no breach or default under any Monroe Material Contract either by Monroe or any Monroe Subsidiary party thereto or, to the knowledge of Monroe, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by Monroe or any Monroe Subsidiary party thereto or, to the knowledge of Monroe, any other party thereto, and (iv) neither Monroe nor any Monroe Subsidiary has received as of the date hereof written notice of termination or cancelation of any Monroe Material Contract, and no party to any Monroe Material Contract has provided as of the date hereof written notice exercising or threatening exercise of any termination rights with respect thereto or of any dispute with respect to any Monroe Material Contract.

SECTION 3.17. Insurance. Each of Monroe and the Monroe Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, except as would not, individually or in the aggregate, have or reasonably be expected to have a Monroe Material Adverse Effect. Each material insurance policy of Monroe or any Monroe Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither Monroe nor any of the Monroe Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy and the aggregate coverage that continues to be available under each such policy is not materially less than the original aggregate coverage available under such policy. As of the date of this Agreement, there is no claim by Monroe or any of the Monroe Subsidiaries pending under any such policies that (a) to the knowledge of Monroe, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice, or (b) if not paid would be material to Monroe.

SECTION 3.18. Real Property. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Monroe Material Adverse Effect, Monroe and the Monroe Subsidiaries have either good title, in fee or valid leasehold, easement or other rights, to the land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto, necessary to permit Monroe and the Monroe Subsidiaries to conduct their business as currently conducted. As of the date hereof, (i) neither Monroe nor any Monroe Subsidiary has received notice of any pending, and (ii) to the knowledge of Monroe there is no threatened, condemnation proceeding with respect to any real property owned, leased or operated by Monroe or any Monroe Subsidiary. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Monroe Material Adverse Effect, Monroe and the Monroe Subsidiaries (x) are not in material breach or default under any lease, sublease or license for an interest in leased real property material to Monroe or the Monroe Subsidiaries, taken as a whole and (y) have not leased or otherwise granted to any person the right to use or occupy any leased real property or any portion thereof.

SECTION 3.19. Affiliate Transactions. Except as disclosed in the Filed Monroe SEC Documents or in the Monroe Disclosure Letter, there are no agreements, Contracts, understandings or undertakings between Monroe or any Monroe Subsidiary, on the one hand, and any affiliate of Monroe, on the other hand (other than the Monroe Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act (collectively, “Monroe Affiliate Transactions”).

SECTION 3.20. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. LLC (“Morgan Stanley”), the fees and expenses of which will be paid by Monroe, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Monroe. Monroe has furnished to Trousdale a true and complete copy of all agreements between Monroe and Morgan Stanley relating to the Merger and the other Transactions.

SECTION 3.21. Opinion of Financial Advisor. Monroe has received the opinion of Morgan Stanley, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Monroe Common Stock is fair to such holders from a financial point of view. Promptly after the execution of this Agreement, Monroe will furnish Trousdale, solely for informational purposes, a signed copy of such written opinion.

SECTION 3.22. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of Monroe, any of its Subsidiaries, Monroe’s affiliates nor any other person makes any express or implied representation or warranty on behalf of Monroe, its Subsidiaries or Monroe’s affiliates or any other person, and each of Monroe, its Subsidiaries and Monroe’s affiliates hereby disclaims any such representation or warranty whether by Monroe, its Subsidiaries or its affiliates.

ARTICLE IV

Representations and Warranties of Trousdale and Sub-S

Except as disclosed in the letter, dated as of the date of this Agreement, from Trousdale to Monroe (the “Trousdale Disclosure Letter”), each of Trousdale and Sub-S represents and warrants to Monroe as follows:

SECTION 4.01. Organization, Standing and Power. Each of Trousdale and Sub-S is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Trousdale (a “Trousdale Material Adverse Effect”). Trousdale and Sub-S are duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or would reasonably be expected to have a Trousdale Material Adverse Effect.

SECTION 4.02. Authority; Execution and Delivery; Enforceability.

(a) Each of Trousdale and Sub-S has all requisite corporate power and authority to execute and deliver the Transaction Agreements and to consummate the Transactions. The execution and delivery by Trousdale and Sub-S of each Transaction Agreement (to the extent a party thereto) and the consummation by Trousdale and Sub-S of the Transactions have been duly authorized by all necessary corporate action on the part of Trousdale and Sub-S. Each of Trousdale and Sub-S has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) No vote of holders of any class or series of any membership interests of Trousdale is necessary to approve and adopt this Agreement and the Merger.

SECTION 4.03. No Conflicts; Consents.

(a) Except as set forth in the Trousdale Disclosure Letter, the execution and delivery by Trousdale and Sub-S of each Transaction Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Trousdale or any Trousdale subsidiary under, any provision of (i) the limited liability company agreement of Trousdale, as amended to the date of this Agreement, or the comparable charter or organizational documents of Sub-S, (ii) any Contract to which Trousdale or any Trousdale subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.03(b), any Judgment or Applicable Law applicable to Trousdale or any Trousdale subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Trousdale Material Adverse Effect (it being agreed that for purposes of this Section 4.03(a), clause (i) of the definition of the term “material adverse effect”, shall not be excluded in determining whether a Trousdale Material Adverse Effect has occurred or would reasonably be expected to occur).

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Trousdale or Sub-S in connection with the execution, delivery and performance of any Transaction Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and the similar antitrust laws of other jurisdictions, (ii) the filing with the SEC of (A) the Proxy Statement by Monroe, (B) the Schedule 13E-3 and (C) such reports under Section 13 of the Exchange Act, as may be required in connection with the Transaction Agreements and the Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Trousdale is qualified to do business and (iv) such other items (A) that may be required under the Applicable Law of any foreign country, (B) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Trousdale Material Adverse Effect or (C) as are set forth in the Trousdale Disclosure Letter (it being agreed that for purposes of this Section 4.03(b), clause (i) of the definition of the term “material adverse effect”, shall not be excluded in determining whether a Trousdale Material Adverse Effect has occurred or would reasonably be expected to occur).

SECTION 4.04. Information Supplied.

(a) None of the information supplied or to be supplied by or on behalf of Trousdale for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, (i) in the case of the Proxy Statement, on the date that it (and any amendment or supplement thereto) is first mailed to Monroe’s stockholders and at the time of the Monroe Stockholders Meeting, and (ii) in the case of the Schedule 13E-3, at the time such document or any amendment or supplement thereto is filed with the SEC or at the time of the Monroe Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and Trousdale will correct any information provided by it or on its behalf for use in the Proxy Statement and in the Schedule 13E-3 which shall have become false or misleading.

(b) Notwithstanding Section 4.04(a), no representation or warranty is made by Trousdale with respect to statements made or incorporated by reference in the Proxy Statement or the Schedule 13E-3 based on information supplied by Monroe for inclusion or incorporation by reference therein.

SECTION 4.05. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), the fees and expenses of which will be paid by Trousdale, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Trousdale. Trousdale has furnished to Monroe a true and complete copy of all agreements between Trousdale and Houlihan Lokey relating to the Merger and the other Transactions.

SECTION 4.06. Financing

(a) Trousdale has delivered to Monroe a true, complete and correct copy of the executed commitment letter of even date herewith (the “Equity Commitment Letter”) from Cain Hoy Enterprises LP (the “Equity Financing Source”) pursuant to which the Equity Financing Source has committed to provide, subject only to the terms and conditions expressly set forth therein, equity financing for the Merger and the other transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that Monroe is entitled to the enforcement of such agreement in connection with Monroe’s exercise of its rights under Section 9.11, subject only to the express terms and conditions thereof. The Debt Financing Source has provided to SBE a guarantee, subject to the same conditions as the equity financing set forth in the Equity Commitment Letter, of the commitment set forth in the Equity Commitment Letter (the “Guarantee”), and such guarantee shall terminate only if the Equity Commitment Letter is validly terminated. Each of the Equity Commitment Letter and the Guarantee, in the form so delivered to Monroe, is in full force and effect and is a legal, valid and binding obligation of Trousdale and the counterparty there to, enforceable against the parties thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception. Notwithstanding anything to the contrary, the Equity Commitment Letter and the Guarantee may be specifically enforced by Monroe against the Equity Financing Source and the Guarantor in connection with Monroe’s exercise of its rights under Section 9.11.

(b) Trousdale has delivered to Monroe a true, complete and correct copy of the executed commitment letter of even date herewith (the “Debt Commitment Letter” and together with the Equity Commitment Letter and the Guarantee, each a “Commitment Letter” and together the “Commitment Letters”), pursuant to which Security Benefit Corporation (the “Debt Financing Source” and together with the Equity Financing Source, the “Financing Sources”) has committed to provide, subject only to the terms and conditions expressly set forth therein, debt financing for the Merger and the other transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Debt Financing” and together with the Equity Financing, the “Financing”). The Commitment Letters have not been amended, supplemented or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and, as of the date hereof, the commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated). Except for any fee arrangements with respect to the Financing, the complete copies of which have been disclosed in full to Monroe, as of the date hereof there are no side letters or other Contracts, or any other arrangements or understandings related to the Financing. Trousdale has fully paid any and all commitment fees or other fees in connection with the Commitment Letters that are payable on or prior to the date hereof, and as of the date hereof, the Commitment Letters, in the form so delivered to Monroe, are in full force and effect and are the legal, valid, binding and enforceable obligation of Trousdale, and, to the knowledge of Trousdale, each of the other parties thereto, subject to the Bankruptcy and Equity Exception. There are no conditions precedent or other contractual contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letters. As of the date hereof, no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a default) under the Commitment Letters, by Trousdale or, to the knowledge of Trousdale, any other parties to the Commitment Letters, or would otherwise result in any portion of the Financing contemplated thereby to be unavailable or delayed. Trousdale has no reason to believe that any term or condition to the Financing set forth in the Commitment Letters will not be fully satisfied on a timely basis or that the Financing will not be available to Trousdale at the Closing, including any reason to believe that the Financing Sources will not perform their respective funding obligations under the Commitment Letters in accordance with their respective terms and conditions. As of the date hereof, Trousdale has no reason to believe that any of the conditions to the Financing contemplated by the Commitment Letters to be satisfied by Trousdale will not be satisfied on or prior to the Closing Date. Notwithstanding anything to the contrary, the Debt Commitment Letter may be specifically enforced by Monroe against the Debt Financing Source in connection with Monroe’s exercise of its rights under Section 9.11.

(c) The amount of funds to be provided pursuant to the Commitment Letters, if funded in accordance with the terms thereof, will be sufficient to (i) pay the Merger Consideration, (ii) pay any and all fees and expenses required to be paid at the Closing by Trousdale, Sub-S or the Surviving Corporation, in connection with the Merger and the Financing and (iii) any other amounts required to be paid at the Closing in connection with the consummation of the transactions contemplated by this Agreement (collectively, the amounts described in clauses (i) through (iii), the “Financing Uses”).

(d) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Trousdale or any affiliate of Trousdale or any other financing or other transactions be a condition to any of Trousdale’s or Sub-S’s obligations hereunder.

SECTION 4.07. Available Funds. Trousdale has available as of the date hereof, and for so long as any Reverse Termination Fee obligations exist pursuant to this Agreement, will have available sufficient funds to pay the Reverse Termination Fee on the terms contemplated by this Agreement and to perform its obligations with respect to the Reverse Termination Fee under this Agreement.

SECTION 4.08. Absence of Certain Agreements. Other than pursuant to the Monroe Voting Agreements and the Rollover Letter, none of Trousdale or any of its affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), with any (i) affiliate of Monroe, including any person holding more than 5% of the issued and outstanding Monroe Common Stock or the Monroe Series A Preferred Securities and any of Monroe’s directors or officers, or (ii) any person who is an affiliate of any such stockholder, director or officer.

SECTION 4.09. [Intentionally Omitted.]

SECTION 4.10. Solvency. Assuming satisfaction of the conditions to Trousdale’s obligation to consummate the Transactions, or waiver of such conditions, and after giving effect to the Transactions, including the Financing, any alternative financing and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Commitment Letters, payment of all amounts required to be paid in connection with the consummation of the Transactions, the Rollover Investment and payment of all related fees and expenses, and assuming the accuracy of all of the representations and warranties of Monroe set forth herein, each of Trousdale and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Transactions.

“Solvent” means that, with respect to any person, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed the sum of (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.

SECTION 4.11. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of Trousdale, any of its Subsidiaries, Trousdale’s affiliates nor any other person makes any express or implied representation or warranty on behalf of Trousdale, its Subsidiaries or Trousdale’s affiliates or any other person, and each of Trousdale, its Subsidiaries and Trousdale’s affiliates hereby disclaims any such representation or warranty whether by Trousdale, its Subsidiaries or its affiliates.

SECTION 4.12. Rollover Investment. Trousdale has delivered to Monroe a true, complete and correct copy of the executed rollover commitment letter of even date herewith (the “Rollover Letter”), pursuant to which Yucaipa Hospitality Investments, LLC (the “Rollover Investor”) has committed to contribute to Holdco, subject only to the terms and conditions expressly set forth therein, the number of shares of Monroe Series A Preferred Securities and the number of Monroe Warrants set forth therein (including all accrued and unpaid dividends thereon, the “Rollover Investment”; any such shares and Monroe Warrants being rolled over pursuant to the Rollover Letter, the “Rollover Shares”). As of the date of this Agreement, the Rollover Letter has not been amended, supplemented or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and, as of the date hereof, none of the commitments contained in the Rollover Letter has been withdrawn, terminated or rescinded in any respect (and no such withdrawal, termination or rescission is contemplated). The Rollover Letter provides that Monroe is a third-party beneficiary thereof and is entitled to enforce such agreement in connection with Monroe’s exercise of its rights under Section 9.11, subject only to the express terms and conditions thereof. As of the date of this Agreement, the Rollover Letter, in the form so delivered to Monroe, is in full force and effect and is a legal, valid, binding and enforceable obligation of Trousdale and Sub-S and the other parties thereto. There are no side letters or other agreements, arrangements, contracts or understandings relating to the Rollover Investment other than as expressly set forth in the Rollover Letter. The only conditions precedent or other contingencies related to the obligations of the Rollover Investor to make the Rollover Investment are those expressly set forth in the Rollover Letter. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Trousdale, Sub-S, any direct investor in Trousdale or any of the other parties to the Rollover Letter under any term, or a failure of any condition, of the Rollover Letter or otherwise result in any portion of the Rollover Investment contemplated thereby to be unavailable or delayed. As of the date of this Agreement, none of Trousdale, Sub-S or any direct investor in Trousdale has any reason to believe that any term or condition of the Rollover Letter will not be fully satisfied on a timely basis. Notwithstanding anything to the contrary, the Rollover Letter may be specifically enforced by Monroe against the Rollover Investor in connection with Monroe’s exercise of its rights under Section 9.11.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business. (a) Conduct of Business by Monroe. Except for matters set forth in the Monroe Disclosure Letter or otherwise contemplated by the Transaction Agreements, or with the prior written consent of Trousdale (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, Monroe shall, and shall cause each Monroe Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, maintain its collective bargaining agreements and relationships, including the assumption of any such agreements as per the terms contained therein, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with counterparties under hotel management agreements, customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Monroe Disclosure Letter or otherwise contemplated by the Transaction Agreements, from the date of this Agreement to the Effective Time, Monroe shall not, and shall not permit any Monroe Subsidiary to, do any of the following without the prior written consent of Trousdale (which shall not be unreasonably withheld, conditioned or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Monroe to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Monroe or any Monroe Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than acquisitions of Monroe Common Stock in connection with tax withholding and exercise price settlements upon the exercise, vesting or settlement of Monroe Equity Awards outstanding on the date hereof in accordance with the terms of such awards in effect on the date hereof;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Monroe Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Monroe Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than, in each case, as applicable, upon the exercise, vesting or settlement of Monroe Equity Awards outstanding on the date hereof in accordance with the terms of such awards in effect on the date hereof;

(iii) (A) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or (B) amend the certificate of incorporate, bylaws or other comparable charter or organizational documents of the Monroe Subsidiaries;

(iv) except for capital expenditures permitted by Section 5.01(a)(ix), acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by leasing, licensing or any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to Monroe and the Monroe Subsidiaries, taken as a whole, except in respect of any of the foregoing clauses (A) and (B), for acquisitions of assets or equity interests having or involving aggregate consideration not in excess of $250,000;

(v) (A) grant to any officer, employee or director of Monroe any increase in compensation, except to the extent required under employment agreements included in the Filed Monroe SEC Documents other than in the ordinary course generally consistent with past practice, (B) grant to any officer or director of Monroe any increase in severance or termination pay, except to the extent required under any agreement included in the Filed Monroe SEC Documents, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Monroe Benefit Plan, (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Monroe Benefit Plan or (F) implement any employee layoffs implicating the WARN Act;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Monroe, except insofar as may have been required by a change in GAAP;

(vii) sell, lease (as lessor), license, abandon, permit to lapse or expire or otherwise dispose of or subject to any Lien any material Intellectual Property Rights or properties or assets with a fair market value in excess of $100,000 for any such disposition or series of related dispositions, except in the ordinary course of business consistent with past practice, expiration of material Intellectual Property Rights caused or permitted by Monroe or the Monroe Subsidiaries in its or their reasonable business judgment, or expiration of any Intellectual Property Rights in accordance with the applicable statutory term;

(viii) (A) incur, redeem, repurchase, prepay, defease, assume, endorse or otherwise become liable for or modify in any material respect the terms of any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Monroe or any Monroe Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings which, in the aggregate, do not exceed $250,000, or (B) except for capital expenditures permitted by Section 5.01(a)(ix), make any loans, advances or capital contributions to, or investments in, any other person, other than to or in Monroe or any direct or indirect wholly owned subsidiary of Monroe;

(ix) except as contemplated by contractual arrangements of Monroe or any Monroe Subsidiary in effect as of the date hereof and made available to Trousdale, make or agree to make capital expenditures (A) in an aggregate amount in excess of $200,000 during 2016, plus in each year no more than an additional 15% of such limit and only after reasonable advance notice to and consultation with Trousdale with respect to Monroe’s plans for such additional capital expenditures, or (B) with respect to any item or series of related items, in excess of $200,000; provided, however, capital expenditures made by Monroe with respect to capital calls under joint venture agreements or joint operating agreements (unless any such capital call was made at the direction or with the consent of Monroe) or emergencies will not be subject to this limitation on capital expenditures;

(x) waive, release, assign, settle or compromise any claim or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the out of pocket payment of monetary damages that do not exceed $300,000 in the aggregate for all such claims or proceedings, or commence any material claim, litigation, investigation or proceeding, other than in the ordinary course of business;

(xi) (A) modify, amend, terminate or expressly waive any rights or claims under any Monroe Material Contract (other than renewal of Monroe Material Contracts that otherwise expire pursuant to their terms in the ordinary course of business) in any respect in a manner which is materially adverse to Trousdale, (B) enter into any new Contract that (i) would have been considered a Monroe Material Contract if it were entered into prior to the date of this Agreement, other than in the ordinary course of business consistent with past practice in all material respects, (ii) contains a change of control or similar provision in favor of the other party or parties thereto that would require a material payment to or give rise to any material rights to such other party or parties in connection with the consummation of the Merger (including in combination with any other event or circumstances), (iii) has a duration of more than one year (other than Contracts terminable within one year) or (iv) has total payment obligations of Monroe or any Monroe Subsidiary in excess of $500,000;

(xii) make any payments to any affiliate, other than (i) payments under existing Contracts and renewals thereof and trading relationships in the ordinary course on arms’ length terms and (ii) compensation or benefits paid to any current or former officer, employee, director or consultant of Monroe or any Monroe Subsidiary;

(xiii) enter into any new material line of business outside of its existing business;

(xiv) without reasonable advance notice to and consultation with Trousdale, make any material Tax election or settle or compromise any material Tax liability or refund, but only if such election, settlement or compromise can reasonably be expected to adversely affect the tax liabilities of the Surviving Corporation or its affiliates in taxable periods beginning after the Effective Time;

(xv) engage in any action or enter into any transaction or authorize any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the Transactions;

(xvi) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution or voluntary bankruptcy of Monroe or any Monroe Subsidiary;

(xvii) hire any member of senior management of Monroe or any Monroe Subsidiary or any individual property managed by Monroe or any Monroe Subsidiary, or terminate the employment of any such individual (other than “for cause”), other than the hiring or firing of any such individual with an annual base salary or annual base wages not in excess of $150,000; or

(xviii) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Other Actions. Monroe and Trousdale shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in, except as otherwise permitted by Section 5.02, any condition to the Merger set forth in Article VII not being satisfied.

(c) Advice of Changes. Monroe and Trousdale shall promptly advise the other orally and in writing of any change or event that has or would reasonably be expected to have a material adverse effect on such party.

SECTION 5.02. No Solicitation by Monroe.

(a) Monroe shall not, nor shall it authorize or permit any Monroe Subsidiary to, nor shall it authorize any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, Monroe or any Monroe Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Monroe Takeover Proposal, (ii) enter into any agreement with respect to any Monroe Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Monroe Takeover Proposal; provided, however, that prior to receipt of the Monroe Stockholder Approval, Monroe and its Representatives may, to the extent required by the fiduciary obligations of the Monroe Board, as determined in good faith by the Monroe Board after consultation with outside counsel, in response to a Monroe Takeover Proposal that would reasonably be expected to lead to a Superior Monroe Proposal that was not solicited by Monroe in violation of this Agreement and that did not otherwise result from a breach or a deemed breach of this Section 5.02(a), and subject to compliance with Section 5.02(c), (x) furnish information with respect to Monroe to the person making such Monroe Takeover Proposal and its Representatives pursuant to a confidentiality agreement with confidentiality and other terms (other than any provisions restricting a party’s ability to make private proposals to Monroe or restricting a party’s ability to request a waiver of any provisions of the confidentiality agreement from Monroe) not materially less restrictive of the other party than the Confidentiality Agreement (an “Acceptable Monroe Confidentiality Agreement”) and (y) participate in discussions or negotiations with such person and its Representatives regarding such Monroe Takeover Proposal. Without limiting the foregoing, it is agreed that any intentional and material violation of the restrictions set forth in the preceding sentence by any director, officer, legal counsel of Monroe or any senior member of Monroe’s financial advisor (or any non-senior member of Monroe’s financial advisor who Monroe fails to promptly prevent from violating this Section 5.02 promptly after Monroe receives knowledge of such violation), whether or not such person is purporting to act on behalf of Monroe or any Monroe Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.02(a) by Monroe. Except as provided in this Section 5.02(a), Monroe shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Monroe Takeover Proposal and cause any third party (other than any financing sources for Trousdale) to cease to have any access to any data room prepared by Monroe, and shall direct that any third party return or destroy all confidential information in such party’s possession.

(b) Neither the Monroe Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Trousdale, or propose to withdraw or modify in a manner adverse to Trousdale, the approval or recommendation by the Monroe Board of this Agreement or the Merger, (ii) approve or cause or permit Monroe or any of its subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Monroe Takeover Proposal (other than an Acceptable Monroe Confidentiality Agreement) or (iii) approve or recommend, or propose to approve or recommend, any Monroe Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Monroe Stockholder Approval, Monroe receives a Superior Monroe Proposal and the Monroe Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations, the Monroe Board may (x) withdraw or modify its approval or recommendation of the Merger and this Agreement and, in connection therewith, approve or recommend a Superior Monroe Proposal or (y) terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive agreement providing for a Superior Monroe Proposal, in each case only if such Superior Monroe Proposal did not result from a breach of this Section 5.02; provided that prior to withdrawing or modifying its approval or recommendation of the Merger and this Agreement or terminating this Agreement pursuant to Section 8.01(d):

(A) Monroe shall have provided prior written notice to Trousdale, at least four (4) business days in advance (such notice period, as it may be renewed or extended pursuant to this Section 5.02(b), the “Trousdale Match Period”), of its intention to withdraw or modify its approval or recommendation of the Merger and this Agreement or to terminate this Agreement pursuant to Section 8.01(d), which notice shall specify the identity of the party making such Superior Monroe Proposal and the material terms and conditions thereof (or of any material modification thereto) and include an unredacted copy of the Superior Monroe Proposal and an unredacted copy of the then-current proposed draft definitive agreements providing for the Superior Monroe Proposal;

(B) after providing such notice and prior to withdrawing or modifying its approval or recommendation of the Merger and this Agreement or terminating this Agreement pursuant to Section 8.01(d), Monroe shall, and shall cause its Representatives to, negotiate with Trousdale in good faith (to the extent Trousdale indicates in writing a desire to negotiate) to make such adjustments to the terms and conditions of this Agreement as would permit Monroe not to so withdraw or modify its approval or recommendation of the Merger and this Agreement or to terminate this Agreement pursuant to Section 8.01(d); and

(C) the Monroe Board (after consulting with its financial advisor and outside legal counsel) shall have considered in good faith any changes to this Agreement offered in writing by Trousdale in a manner that would form a binding agreement if accepted by Monroe and shall have determined that the Superior Monroe Proposal would continue to constitute a Superior Monroe Proposal if such changes were to be given effect;

provided, further, that, in the event of any material revision or amendment to the terms of such Superior Monroe Proposal, Monroe shall be required to deliver a new written notice to Trousdale and to comply with the requirements of this Section 5.02(b) with respect to such new written notice (except that the Trousdale Match Period shall be two (2) business days with respect to each such new written notice).

(c) Monroe promptly and in no event later than forty-eight (48) hours after receipt or delivery thereof shall advise Trousdale orally and in writing of any Monroe Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Monroe Takeover Proposal, the identity of the person making any such Monroe Takeover Proposal or inquiry and any change to the material terms of any such

Monroe Takeover Proposal or inquiry. Monroe shall (i) keep Trousdale reasonably informed of the status including any change to the material terms of any such Monroe Takeover Proposal or inquiry and (ii) provide to Trousdale as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Monroe from any third party in connection with any Monroe Takeover Proposal or sent or provided by Monroe to any third party in connection with any Monroe Takeover Proposal.

(d) Nothing contained in this Section 5.02 shall prohibit Monroe from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act. Notwithstanding anything in this Section 5.02(d) or the last sentence of Section 5.02(b), the Monroe Board may not take any action that violates this Section 5.02 and would result in Monroe’s stockholders no longer being legally capable under the DGCL of validly adopting this Agreement.

(e) For purposes of this Agreement:

“Monroe Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or similar business combination involving Monroe or any Significant Monroe Subsidiary, (ii) any proposal for the issuance by Monroe of over 15% of any class of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, control of over 15% of any class of the equity securities or consolidated total assets of Monroe, in each case other than the Transactions.

“Superior Monroe Proposal” means any proposal made by a third party to acquire, through a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise, (i) more than 50% of the aggregate voting power of the capital stock of Monroe or of the surviving entity or the resulting direct or indirect parent of Monroe or such surviving entity or (ii) more than 50% (based on the fair market value thereof) of the assets (including capital stock of the Monroe Subsidiaries) of Monroe and the Monroe Subsidiaries, taken as a whole, on terms which the Monroe Board determines in good faith to be (a) superior from a financial point of view to the holders of Monroe Common Stock than the Transactions and (b) reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(f) Monroe shall not fail to enforce or grant any waiver, amendment or release under any standstill agreement (or any standstill provisions of any other Contract or agreement with respect to Monroe Common Stock or other equity securities of Monroe) unless the Monroe Board has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent the Monroe directors’ fiduciary duties under Delaware law and has provided Trousdale with 48 hours prior written notice of Monroe’s intent to take such action (and to the extent any such waiver or release is granted or such standstill agreement or such standstill provision of any other Contract is not enforced, any standstill provisions of the Confidentiality Agreement shall be deemed to be correspondingly waived or released or shall not be enforced, as applicable).

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Proxy Statement and Schedule 13E-3; Stockholders Meeting.

(a) As promptly as reasonably practicable (but in any event within twenty (20) business days after the date of this Agreement), Monroe shall prepare, in consultation with Trousdale, and cause to be filed with the SEC the Proxy Statement in preliminary form in connection with obtaining the Monroe Stockholder Approval. Each of Monroe and Trousdale shall furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. Notwithstanding the foregoing, Monroe shall have no responsibility with respect to information or statements made or incorporated by reference in the Proxy Statement which were based on information supplied by or on behalf of Trousdale.

(b) Monroe shall promptly notify Trousdale upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Trousdale with copies of all correspondence between Monroe and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received by Monroe from the SEC and advise Trousdale of any oral comments with respect to the Proxy Statement received from the SEC. Monroe shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Trousdale shall and shall cause its Representatives to assist and cooperate with Monroe and its Representatives in the resolution of any such comments from the SEC related thereto. Notwithstanding the foregoing, prior to filing the preliminary and/or definitive draft of the Proxy Statement with the SEC, mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, Monroe shall provide Trousdale a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and Monroe shall consider in good faith any comments provided by Trousdale or any of its Representatives with respect thereto.

(c) If, at any time prior to the receipt of the Monroe Stockholder Approval, any information relating to Monroe or Trousdale, respectively, or any of their respective affiliates, should be discovered by Monroe or Trousdale which, in the reasonable judgment of Monroe or Trousdale, respectively, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto which discovers such information shall promptly notify the other parties hereto, and Monroe and Trousdale shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Applicable Law, in disseminating the information contained in such amendment or supplement to shareholders of Monroe. Nothing in this Section 6.01(c) shall limit the obligations of any party hereto under Section 6.01(b).

(d) For purposes of this Section 6.01, any information concerning or related to Monroe, its affiliates or the Monroe Stockholder Meeting will be deemed to have been provided by Monroe, and any information concerning or related to Trousdale or its affiliates will be deemed to have been provided by Trousdale.

(e) Monroe shall, as soon as reasonably practicable after the date hereof, establish a record date for, duly call, give notice of, convene and hold a meeting of Monroe’s stockholders (the “Monroe Stockholders Meeting”) for the purpose of seeking the Monroe Stockholder Approval. Once Monroe has established a record date for the Monroe Stockholder Meeting, Monroe shall not change such record date or establish a different record date without the prior written consent of Trousdale, such consent not to be unreasonably withheld, conditioned, or delayed. Monroe shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of Monroe entitled to vote at the Monroe Stockholder Meeting as promptly as practicable after the date hereof and to hold the Monroe Stockholder Meeting within forty-five (45) days of the initial mailing of the Proxy Statement and confirmation from the SEC that it has no further comments on the Schedule 13E-3. Monroe may only, or at the written request of Trousdale shall, postpone or adjourn the Monroe Stockholders Meeting for a period of no more than thirty (30) days, and solely (i) to solicit additional proxies for the purpose of obtaining the Monroe Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Monroe has determined after consultation with outside counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Monroe stockholders prior to the Monroe Stockholders Meeting. Monroe shall, through the Monroe Board, recommend to Monroe’s stockholders, including in the Proxy Statement and the Schedule 13E-3, that they give the Monroe Stockholder Approval, except to the extent that the Monroe Board shall have withdrawn its approval or recommendation of this Agreement or the Merger as permitted by Section 5.02(b). Except as required by Applicable Law, Monroe shall not submit any other proposal to its stockholders at the Monroe Stockholder Meeting without the prior written consent of Trousdale, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, Monroe agrees that its obligations pursuant to the first sentence of this Section 6.01(e) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Monroe of any Monroe Takeover Proposal or (ii) the withdrawal by the Monroe Board of its approval or recommendation of this Agreement or the Merger.

(f) Monroe and Trousdale shall cooperate to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare the Schedule 13E-3 and file it with the SEC, and provide to each other all information concerning such party as may be reasonably requested in connection with the Schedule 13E-3, (ii) resolve any comments from the SEC or the staff of the SEC, and provide each other with copies of all correspondence between each party and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, and (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any such comments. Monroe and Trousdale shall use reasonable best efforts to have cleared by the SEC the Schedule 13E-3 as promptly as reasonably practicable after the filing thereof.

SECTION 6.02. Access to Information; Confidentiality. Subject to Applicable Law, upon reasonable prior notice, Monroe shall, and shall cause its subsidiaries to, afford to Trousdale and to Trousdale’s Representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, Monroe shall, and shall cause each of its subsidiaries to, furnish promptly to Trousdale and to Trousdale’s Representatives (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Trousdale and Trousdale’s Representatives may reasonably request; provided, however, that Monroe may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party or such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by Monroe’s counsel, might reasonably result in antitrust difficulties for Monroe (or any of its affiliates). If any material is withheld by Monroe pursuant to the proviso to the preceding sentence, Monroe shall inform Trousdale as to the general nature of what is being withheld. In addition to, and without limitation of, the foregoing, from the date hereof through the Closing Date or the date this Agreement is terminated in accordance with Section 8.01, all information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality letter, dated as of February 3, 2015, between Monroe and Trousdale (the “Confidentiality Agreement”).

SECTION 6.03. Reasonable Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, Consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and/or delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements. In connection with and without limiting the foregoing, Monroe shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by the this Agreement. Notwithstanding the foregoing, Monroe and its Representatives shall not be prohibited under this Section 6.03(a) from taking any action permitted by Section 5.02(b).

(b) Nothing in Section 6.03(a) shall require Trousdale to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of Monroe’s assets or limits on Monroe’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.03(a) shall authorize Monroe to commit or agree to any of the foregoing, to obtain any Consents, approvals, permits or authorizations or to remove any impediments to the Merger relating to the HSR Act or other antitrust, competition or premerger notification, trade regulation law, regulation or order (“Antitrust Laws”) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust Laws, other than dispositions, limitations or Consents, commitments or agreements that in each such case may be conditioned upon the consummation of the Merger and the Transactions and which, in the reasonable judgment of Trousdale, individually or in the aggregate, have not had and would not reasonably be expected to (i) have a Trousdale Material Adverse Effect or (ii) have a Monroe Material Adverse Effect.

SECTION 6.04. Rollover Investment.

(a) Trousdale shall use, and shall cause its affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Rollover Investment, in each case, on the terms and subject only to the conditions set forth in the Rollover Letter, as the case may be, including using its reasonable best efforts to (i) maintain in effect the Rollover Letter, (ii) comply with its obligations under the Rollover Letter, (iii) satisfy (or cause its affiliates to satisfy) on a timely basis all conditions applicable to Trousdale (or its affiliates) or Sub-S contained in the Rollover Letter, (iv) enforce its rights (including through litigation) under the Rollover Letter and (v) consummate the Rollover Investment at or prior to the Closing, including using its (or causing its affiliates to use) reasonable best efforts (including through litigation) to cause the Rollover Investor to make the Rollover Investment at or prior to the Closing. Without limiting the generality of the foregoing, Trousdale and Sub-S shall give Monroe prompt (but in any event within one (1) business day) notice: (i) of any breach (or threatened breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Rollover Letter of which Trousdale or its affiliates becomes aware;

(ii) of the receipt by Trousdale (or its affiliates) or Sub-S of any written notice or other written communication from any person with respect to any (x) actual or potential default, breach (or threatened breach), termination or repudiation by any party to the Rollover Letter or any definitive agreements relating to the Rollover Letter or (y) material dispute or disagreement between or among any parties to the Rollover Letter; and (iii) if for any reason Trousdale or Sub-S believes in good faith that it will not be able to obtain all or any portion of the Rollover Investment on the terms or in the manner contemplated by the Rollover Letter, as the case may be. As soon as reasonably practicable (but in any event within two (2) business days) after the date Monroe delivers Trousdale or Sub-S a written request, Trousdale and Sub-S shall provide any information reasonably requested by Monroe relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. Each of Trousdale and Sub-S shall not agree to or permit any amendments or modifications to, or grant any waivers of, any condition, provision or remedy under the Rollover Letter without the prior written consent of Monroe if such amendments, modifications or waivers would (i) reduce (or could have the effect of reducing) the number of shares of Monroe Series A Preferred Securities or the number of Monroe Warrants to be contributed thereby, (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the Rollover Investment, or otherwise expand, amend or modify any other provision of the Rollover Letter, (iii) adversely impact the ability of Trousdale or Sub-S to enforce its rights against the other parties to the Rollover Letter or (iv) prevent, impede or materially delay the consummation of the Merger or the other Transactions. Trousdale shall promptly deliver (but in any event within (2) two business days) to Monroe true and complete copies of any such amendment, modification or waiver.

(b) If any condition or other provision of the Rollover Letter is amended, modified or waived in accordance with Section 6.04(a), then each of Trousdale and Monroe shall comply with its covenants set forth herein with respect to the Rollover Letter as so amended, modified or waived to the same extent that Trousdale and Monroe would have been obligated to comply with respect to the Rollover Investment.

(c) Trousdale shall, and shall cause its affiliates to, refrain from taking, directly or indirectly, any action that would reasonably be expected to result in the failure of any of the conditions contained in the Rollover Letter. Trousdale and Sub-S acknowledge and agree that the consummation of the Rollover Investment is not a condition to the Closing, and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the consummation of the Rollover Investment, subject to the applicable conditions set forth in Article VII and Section 9.11(b).

SECTION 6.05. Section 16 Matters. Prior to the Effective Time, Monroe shall take all such steps as may be required to cause any dispositions of Monroe Common Stock (including, in each case, derivative securities with respect thereto) resulting from the Merger and the other Transactions by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Monroe immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.06. Resignation of Directors. Monroe shall use its reasonable best efforts to obtain the resignations, effective as of the Effective Time, of all of the directors of the Monroe Board.

SECTION 6.07. Indemnification.

(a) Trousdale shall, and shall cause the Surviving Corporation, to the fullest extent permitted by Applicable Law, honor all of Monroe’s obligations to indemnify and advance expenses to the current or former directors or officers of Monroe and the Monroe Subsidiaries for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of Monroe and the Monroe Subsidiaries exist on the date of this Agreement, whether pursuant to the Monroe Charter, the Monroe Bylaws, individual indemnity agreements or otherwise, to the extent in effect as of the date hereof, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Monroe Charter, the Monroe Bylaws and such individual indemnity agreements (to the extent made available to Trousdale prior to the date hereof) from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

(b) Prior to the Effective Time, Monroe shall and, if Monroe is unable to, Trousdale shall cause the Surviving Corporation to, obtain and fully pay the premium for a six-year “tail” prepaid policy on terms and conditions no less advantageous to the current and former directors and officers of Monroe and the Monroe Subsidiaries than the existing directors’ and officers’ insurance policies of Monroe (“D&O Insurance”) with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as Monroe’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Monroe’s existing policies as in effect as of the date of this Agreement; provided, however, that neither Monroe nor Trousdale shall be required to pay for such “tail” prepaid policy more than three hundred percent (300%) of the annual premium currently paid by Monroe for its D&O Insurance. The Surviving Corporation shall maintain such “tail” policy in full force and effect for its full term. If the Surviving Corporation is unable to, or otherwise does not, obtain such “tail” prepaid policy prior to the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with Monroe’s current insurance carrier or with an insurance carrier with the same or better credit rating as Monroe’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Monroe’s existing policies as of the date of this Agreement or, if such insurance coverage is unavailable, the best available coverage; provided, however, that Trousdale and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the annual premium currently paid by Monroe for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Trousdale or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding three hundred percent (300%) of the annual premium currently paid by Monroe for such insurance.

(c) From and after the Effective Time, to the fullest extent permitted by Applicable Law, Trousdale shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of Monroe and the Monroe Subsidiaries and any employee of Monroe or the Monroe Subsidiaries who acts as a fiduciary under any Monroe Benefit Plan (each an “Indemnified Monroe Party”) against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), Judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, “Losses”), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Monroe Party’s duties as an officer or director of Monroe or any of the Monroe Subsidiaries, including in respect of the Transaction Agreements and the Transactions.

(d) The current and former directors and officers of Monroe and the Monroe Subsidiaries shall be express third-party beneficiaries of this Section 6.07.

SECTION 6.08. Fees and Expenses.

(a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses whether or not the Merger is consummated.

(b) Monroe shall pay to Trousdale a fee of $6,500,000 if: (i) Trousdale terminates this Agreement pursuant to Section 8.01(g), (ii) Monroe terminates this Agreement pursuant to Section 8.01(d), or (iii) (x) (A) this Agreement is terminated by Monroe or Trousdale pursuant to Section 8.01(b)(i) or 8.01(b)(iv) or (B) Trousdale terminates this Agreement pursuant to Section 8.01(f) and (y) after the date hereof, but prior to the date this Agreement is terminated, a Monroe Takeover Proposal shall have been announced, publicly disclosed, publicly commenced or made known to the Monroe Board and (z) within twelve months of such termination, Monroe enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Monroe Takeover Proposal; provided that for purposes of this clause (z) the references to “15%” in the definition of “Monroe Takeover Proposal” shall be deemed to be references to “50%”. Any fee due under this Section 6.08(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that (x) in the case of termination pursuant to clause (iii) above such payment shall be made within two (2) business days of execution of such definitive agreement or, if earlier, consummation of such transactions and (y) in the case of termination pursuant to clause (ii) above such payment shall be made prior to or concurrently with the termination of this Agreement).

(c) Trousdale shall pay to Monroe a fee of $6,500,000 (the “Reverse Termination Fee”) if (x) Monroe terminates this Agreement pursuant to Section 8.01(h), (y) Trousdale or Monroe terminates this Agreement pursuant to Section 8.01(b)(i) if, at the time of such termination, Monroe would have been entitled to terminate this Agreement pursuant to Section 8.01(h), or (z) Trousdale or Monroe terminates this Agreement pursuant to Section 8.01(b)(i) if, at the time of such termination (i) all the conditions set forth in Section 7.01 (other than Section 7.01(b)) and Section 7.03 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which would be capable of being satisfied at the Closing assuming the Closing was the date of termination) and (ii) Monroe is not in material breach of Section 6.12. Any fee due under this Section 6.08(c) shall be paid by wire transfer of same-day funds no later than the date that is the third business day following such termination.

(d) Monroe shall reimburse Trousdale for all reasonable, documented and out-of-pocket costs, fees and expenses of Trousdale (including all reasonable, documented and out-of-pocket costs, fees and expenses of Trousdale’s financial advisor, legal counsel, accountants, consultants, experts, public relations firms, investment banking firms, financing sources and other persons and their respective agents and counsel) up to an amount not to exceed $1,000,000 (the “Monroe Expense Reimbursement”) that are actually incurred, paid or assumed by Trousdale (or any of its subsidiaries) in connection with arranging, structuring, negotiating or documenting the Merger and the other Transactions if this Agreement is terminated (i) by either Monroe or Trousdale pursuant to Section 8.01(b)(iv), (ii) by Trousdale pursuant to Section 8.01(f) as a result of Monroe having not established a record date for, duly called, given notice of, convened or held the Monroe Stockholders Meeting for the purpose of seeking the Monroe Stockholder Approval in accordance with Section 6.01(e) or (iii) by Trousdale or Monroe pursuant to Section 8.01(b)(i), and, in the case of this clause (iii), at the time of such termination, Monroe shall have not established a record date for, duly called, given notice of, convened or held the Monroe Stockholders Meeting for the purpose of seeking the Monroe Stockholder Approval in accordance with Section 6.01(e). Any reimbursement amount due under this Section 6.08(d) shall be paid by wire transfer of same-day funds within two (2) business days of such termination. To the extent Monroe pays any fee to Trousdale pursuant to Section 6.08(b), such Monroe Expense Reimbursement shall be creditable on a dollar for dollar basis (to the extent actually paid by Monroe to Trousdale) against any fee paid by Monroe to Trousdale under Section 6.08(b).

SECTION 6.09. Public Announcements. Monroe and Trousdale shall (x) consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, and (y) shall use reasonable efforts to cause their respective Representatives not to issue any press release or make any public statement with respect to the Merger and the other Transactions, in the case of each of (x) and (y) except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system or as otherwise agreed by Monroe and Trousdale. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing, Monroe shall not need to consult or agree with Trousdale with respect to any press release or public announcement to be issued or made with respect to any withdrawal or modification of the Monroe Board’s approval or recommendation of the Merger, or in connection with a Monroe Takeover Proposal, from, negotiations with, or a definitive agreement providing for a Superior Monroe Proposal with any third party, and neither Monroe nor Trousdale shall be required to consult with the other party hereto in connection with any such press release or public announcement in connection with any dispute between the parties regarding this Agreement or the Transactions.

SECTION 6.10. Financing.

(a) Equity Financing. Trousdale shall, or shall cause Sub-S to, take all actions and do all things necessary, proper or advisable to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letter, (ii) complying with its obligations under the Equity Commitment Letter, (iii) satisfying on a timely basis all conditions applicable to Trousdale or Sub-S in such Equity Commitment Letter that are within its control, if any, (iv) enforcing its rights under the Equity Commitment Letter and the Guarantee, and (v) consummating the Equity Financing at or prior to Closing, including by causing the Equity Financing Source or the Guarantor to fund the Equity Financing at the Closing.

(b) Debt Financing. Trousdale shall, or shall cause Sub-S to, use its reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby as promptly as reasonably practicable on the terms and conditions set forth in the Debt Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) comply with its obligations under the Debt Commitment Letter, (iii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions contemplated by the Debt Commitment Letter, (iv) satisfy on a timely basis all conditions to funding that are applicable to Trousdale and Sub-S in the Debt Commitment Letter and the definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter, (v) enforce its rights under the Debt Commitment Letter and (vi) consummate the Debt Financing at or prior to the Closing. Trousdale and Sub-S will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letter as and when they become due.

(c) No Amendments to Commitment Letters. Subject to the terms and conditions of this Agreement, each of Trousdale and Sub-S will not permit any assignment of the Commitment Letters, or any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Commitment Letters if such assignment, amendment, modification or waiver would, or could reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing (unless the Equity Financing is increased by an equivalent amount) or reduce the aggregate amount of the Equity Financing, (ii) impose new or additional conditions to the Financing or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, (iii)

adversely impact the ability of Trousdale or Sub-S to enforce its rights against the other parties to the Commitment Letters, or (iv) prevent, impede or materially delay the consummation of the Financing. In addition to the foregoing, Trousdale and Sub-S shall not release or consent to the termination of the Debt Commitment Letter or of any lender in accordance with the terms of the Debt Commitment Letter.

(d) Information. Trousdale and Sub-S shall (i) keep Monroe reasonably informed on a reasonably current basis of the status of its efforts to arrange the Financing, and (ii) promptly (but in any event within one (1) business day) provide Monroe with copies of all executed amendments, modifications or replacements of the Debt Commitment Letter (it being understood that any amendments, modifications or replacements shall only be as permitted herein) or definitive agreements related to the Financing. Without limiting the generality of the foregoing, Trousdale and Sub-S shall promptly notify Monroe (A) of any breach (or threatened breach) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Commitment Letters or definitive agreements related to the Financing of which Trousdale becomes aware, (B) of the receipt by Trousdale or Sub-S of any written notice or communication from each of the respective Financing Sources with respect to any breach (or threatened breach), default, termination or repudiation by any party to a Commitment Letter or any definitive agreements related to the Financing of any provisions of any Commitment Letter or such definitive agreements, and (C) if for any reason, Trousdale or Sub-S at any time believes it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters or any definitive agreements related to the Financing.

(e) No Financing Condition. Trousdale and Sub-S each acknowledge and agree that obtaining the Financing is not a condition to the Closing. In the event that the Financing has not been obtained, Trousdale and Sub-S will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII and Section 9.11(b), to consummate the Merger.

(f) Cooperation. Prior to the Closing, Monroe shall use reasonable best efforts to provide, and shall cause its subsidiaries to use its reasonable best efforts to provide, to Trousdale all reasonable cooperation that is customary or necessary in connection with arranging and obtaining the Financing from the Financing Sources and causing the conditions in the Commitment Letter to be satisfied, including (i) preparing and furnishing to Trousdale and the Financing Sources as promptly as practicable with all Required Information, (ii) assisting in the preparation of definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required by the Financing none of which will be effective prior to the Closing, (iii) facilitating the pledging of collateral for the Financing; (iv) to the extent applicable, requesting from Monroe’s existing lenders such customary documents in connection with financings as reasonably requested by Trousdale in connection with the Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge; (v) furnishing Trousdale and the Financing Sources with all reasonably requested information with respect to Monroe and its subsidiaries, required by Governmental Entities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended; and (vi) assisting Trousdale in obtaining all documents, affidavits, estoppels and signatures required in connection with title insurance and other documentation and items relating to the Financing as reasonably requested by Trousdale.

(g) Limitations. Notwithstanding the provisions of Section 6.10(f) or any other provision of this Agreement, nothing in this Agreement will require Monroe or any of its subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Trousdale, (B) enter into any definitive agreement the effectiveness of which is not conditioned on the Closing, (C) give any indemnities the effectiveness of which are not conditioned on the Closing, (D) take any action that, in the good faith determination of Monroe, would unreasonably interfere with the conduct of the business of Monroe and its subsidiaries (for the avoidance of doubt, any action to be taken that is customary for transactions of the type contemplated by the Financing shall not be deemed to unreasonably interfere with the conduct of the business of Monroe and its subsidiaries), (E) provide any information the disclosure of which is prohibited or restricted by its organizational documents or any Applicable Law or is legally privileged, or (F) take any action that will conflict with or violate any Applicable Laws or would result in a violation or breach of, or default under, any agreement to which Monroe or any of its subsidiaries is a party; provided that Monroe and its subsidiaries shall use commercially reasonable efforts to obtain the consent of any third person to such agreement to which Monroe or any of its subsidiaries is a party. In addition, no action, liability or obligation of Monroe, any of its subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither Monroe nor any of its subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Agreement will require (A) any officer or Representative of Monroe or any of its subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 6.10(f) or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the Board of Monroe as of the date hereof to approve any financing or Contracts related thereto prior to the Effective Time.

(h) Company Reimbursement and Indemnification. Upon request by Monroe, Trousdale shall promptly following the valid termination of this Agreement (and in any event within thirty (30) calendar days following the valid termination of this Agreement) reimburse Monroe and its subsidiaries for all reasonable out-of-pocket costs and expenses (including legal fees and expenses) incurred by Monroe and/or any of its subsidiaries in connection with providing the support and cooperation contemplated by

Section 6.10(f). Trousdale shall indemnify and hold harmless Monroe and its subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including reasonable out-of-pocket legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with the Financing, including providing the support and cooperation contemplated by Section 6.10(f) and any information utilized in connection therewith (other than information provided by Monroe or any of Monroe’s subsidiaries), other than to the extent such losses, damages, claims, interest, costs or expenses arise from the willful misconduct or gross negligence of any such indemnified person.

SECTION 6.11. Stock Exchange De-Listing; Exchange Act Deregistration. As promptly as possible following the Effective Time, the Surviving Corporation shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under Applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the shares of Monroe Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.12. Monroe Mortgage Debt Agreements. Trousdale agrees to use reasonable best efforts to execute and deliver, or cause to be executed and delivered, by or on behalf of Trousdale, Sub-S or Holdco (as the case may be), and Monroe agrees to use reasonable best efforts to execute and deliver, or cause to be executed and delivered, by or on behalf of Monroe or any Monroe Subsidiary (as the case may be), at or prior to the Effective Time, one or more agreements, instruments, guarantees, indemnities, amendments, supplements, opinions or other documentation required by the terms of the Monroe Mortgage Debt Agreements or the Monroe Lenders in order for (i) the Transactions to be consummated pursuant to the terms and conditions of this Agreement and the Financings to be consummated pursuant to the terms and conditions of the Commitment Letters (including the grant and perfection of the securities interest contemplated thereby) and (ii) the due assumption by, or the permitted transfer to, Trousdale, Holdco, Sub-S or the Surviving Corporation of the Monroe Mortgage Debt Agreements and all of the obligations thereunder (the “Assumption of the Monroe Mortgage Debt Agreements”). Each of Trousdale and Monroe shall take all action reasonably necessary to ensure that the Monroe Mortgage Debt Agreements remain in full force and effect as of the Effective Time and that all obligations thereunder remain outstanding without the occurrence of any un-waived default, event of default or termination of the Monroe Mortgage Debt Agreements or acceleration of the obligations thereunder as a result of the Closing. In lieu of obtaining the Assumption of the Monroe Mortgage Debt Agreements, Trousdale may (in its sole discretion), but shall not be obligated to, refinance the Monroe Mortgage Debt Agreements (the “Mortgage Refinance”). Monroe shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Trousdale, Sub-S and Holdco in doing, all things necessary, proper or advisable in connection with the Assumption of the Monroe Mortgage Debt Agreement, the Mortgage Refinance (to the extent applicable) and the other transactions contemplated by this Section 6.12 and to provide Trousdale with all cooperation and assistance reasonably requested by Trousdale in connection therewith, in the most expeditious manner practicable, including (i) providing all documents, financial information and other information of Monroe or any Monroe Subsidiary reasonably requested by Trousdale or requested by the Monroe Lenders or any other potential lender in connection with the Mortgage Refinance and (ii) the execution and/or delivery of any additional instruments or documents reasonably requested by Trousdale, requested by any Monroe Lender or requested by any other potential lender in connection with the Assumption of the Monroe Mortgage Debt Agreements, the Mortgage Refinance (if applicable) and the other transactions contemplated by this Section 6.12. The agreements of Monroe set forth in this Section 6.12 shall be subject to the terms and conditions of Sections 6.10(f) and 6.10(g), applied mutatis mutandis.

SECTION 6.13. Certain Matters. Trousdale shall, to the extent required by any Applicable Law or the terms of any applicable collective bargaining agreement (and any amendments thereto) set forth in Section 3.11(a) of the Monroe Disclosure Letter, agree to be bound by and comply with the collective bargaining agreements, memoranda of understanding, or other labor union agreements (and any amendments thereto) set forth in Section 3.11(a) of the Monroe Disclosure Letter. To this end, Trousdale will provide any required instruments and documents, execute assumption agreements and copies of the collective bargaining agreements and any other required instruments and documents, as contemplated by the applicable collective bargaining agreement, and take any other action required to comply with the applicable collective bargaining agreements. Monroe shall, to the extent required by any Applicable Law or the terms of any applicable collective bargaining agreement, take all actions and provide all notices as required by all collective bargaining agreements, memoranda of understanding, or other labor union agreements or letters which govern the terms and conditions of any Monroe Employees.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. Monroe shall have obtained the Monroe Stockholder Approval.

(b) Mortgages. Either (i) the Assumption of the Monroe Mortgage Debt Agreements or (ii) the Mortgage Refinance shall have occurred.

(c) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any Consents, approvals and filings under the HSR Act shall have been obtained or made. Any Consents, approvals and filings under any other foreign antitrust law, the absence of which would have a material adverse effect on Trousdale or Monroe after the Effective Time, shall have been obtained or made.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, each of the parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

SECTION 7.02. Conditions to Obligations of Monroe. The obligations of Monroe to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Trousdale contained in this Agreement (disregarding all materiality and Trousdale Material Adverse Effect or similar qualifications contained therein) shall be true and correct in all respects at and as of the Closing Date, as if made at and as of the Closing Date (except for any such representations and warranties that are made as of a specific date or time, which representations and warranties shall be true in all respects at and as of such specific date or time), with only such exceptions as would not, individually or in the aggregate, have a Trousdale Material Adverse Effect.

(b) Performance of Obligations of Trousdale. Trousdale shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Monroe shall have received a certificate signed on behalf of Trousdale by the chief financial officer of Trousdale to such effect.

SECTION 7.03. Conditions to Obligation of Trousdale. The obligation of Trousdale to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Monroe (other than Section 3.08) contained in this Agreement (disregarding all materiality and Monroe Material Adverse Effect or similar qualifications contained therein) shall be true and correct in all respects at and as of the Closing Date, as if made at and as of the Closing Date (except for any such representations and warranties that are made as of a specific date or time, which representations and warranties shall be true in all respects at and as of such specific date or time), with only such exceptions as would not, individually or in the aggregate, have a Monroe Material Adverse Effect. The representations and warranties of Monroe in Section 3.08 shall be true and correct, except to the extent that the failure to be so true and correct would not be material to Monroe and its subsidiaries taken as a whole. Trousdale shall have received a certificate signed on behalf of Monroe by the chief financial officer of Monroe to such effect.

(b) Performance of Obligations of Monroe. Monroe shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Trousdale shall have received a certificate signed on behalf of Monroe by the chief financial officer of Monroe to such effect.

(c) Absence of Monroe Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Monroe Material Adverse Effect.

SECTION 7.04. Frustration of Closing Conditions. Neither Monroe nor Trousdale may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform its obligations hereunder.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Monroe Stockholder Approval:

(a) by mutual written consent of Monroe and Trousdale;

(b) by either Monroe or Trousdale:

(i) if the Merger is not consummated on or before the date that is six-month anniversary of the date hereof (and if such date is not a business day, then the next following business day) (the “Outside Date”), unless the failure to consummate the Merger is primarily the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, unless such order, decree or ruling or action having become final and nonappealable is primarily the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

(iii) if any condition to the obligation of such party to consummate the Merger set forth in Section 7.02 (in the case of Monroe) or 7.03 (in the case of Trousdale) becomes permanently and irrevocably incapable of satisfaction prior to the Outside Date; provided, however, that the terminating party is not then in material breach of any representation, warranty or covenant contained in this Agreement; or

(iv) if, upon a vote at a duly held meeting of Monroe to obtain the Monroe Stockholder Approval, the Monroe Stockholder Approval is not obtained;

(c) by Monroe, if Trousdale breaches or fails to perform any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Trousdale of such breach; provided, however, that Monroe is not then in material breach of any representation, warranty or covenant contained in this Agreement;

(d) by Monroe, at any time prior to receipt of the Monroe Stockholder Approval, to enter into a definitive agreement providing for a Superior Monroe Proposal, provided, however, that Monroe shall not be entitled to terminate this Agreement pursuant to this Section 8.01(d) unless (x) Monroe has complied with the requirements of Section 5.02(b) that Monroe is required to satisfy before taking action pursuant to this Section 8.01(d) and (y) immediately prior to or concurrently with such termination Monroe pays to Trousdale the termination fee required to be paid pursuant to Section 6.08(b);

(e) [Intentionally Omitted.];

(f) by Trousdale, if Monroe breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Monroe of such breach; provided, however, that Trousdale is not then in material breach of any representation, warranty or covenant in any Transaction Agreement;

(g) by Trousdale, (i) if the Monroe Board or any committee thereof withdraws or modifies, in a manner adverse to Trousdale, its approval of this Agreement or the Merger or fails to recommend to Monroe’s stockholders that they give the Monroe Stockholder Approval or approves or recommends, or proposes to approve or recommend, any Monroe Takeover Proposal; (ii) if the Monroe Board fails to reaffirm publicly its recommendation to Monroe’s stockholders that they give the Monroe Stockholder Approval within ten (10) business days of Trousdale’s written request to do so (which request may be made only at any time that a Monroe Takeover Proposal is pending; provided that Trousdale shall be entitled to make such a written request for reaffirmation only (A) once for each Monroe Takeover Proposal, (B) once for each increase of the purchase price relating to such Monroe Takeover Proposal, and (C) once for any reason (or no reason)); or (iii) if Monroe’s officers, directors, legal counsel or any senior member of Monroe’s financial advisor (or any non-senior member of Monroe’s financial advisor who Monroe fails to promptly prevent from intentionally and materially violating Section 5.02 promptly after Monroe receives knowledge of such violation) intentionally and materially breaches Section 5.02; or

(h) by Monroe, if all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), Monroe has confirmed in writing that it is ready and able to consummate the Closing, and Trousdale and Sub-S fail to consummate the Merger by the date the Closing should have occurred pursuant to Section 2.02.

SECTION 8.02. Effect of Termination.

(a) In the event of a valid termination of this Agreement by either Monroe or Trousdale as provided in Section 8.01, this Agreement shall forthwith terminate and become void and have no further force or effect, without any liability or obligation on the part of any party hereto, other than the last sentence of Section 6.02, Section 6.08, Section 6.10(h), this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from fraud or the willful and material breach by a party of any representation, warranty or covenant set forth in any Transaction Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement and the Equity Commitment Letter, which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms.

(b) Notwithstanding anything to the contrary in this Agreement, in the event a fee is paid to the other party in accordance with Sections 6.08(b) or Section 6.08(c), or (except in the case of fraud or willful and material breach of (x) this Agreement, (y) any contract or agreement executed in connection herewith (including the Commitment Letters) and (z) the transactions contemplated hereby) by the other party, such payment shall be the sole and exclusive remedy of the party receiving such termination fee (and its current, future or former subsidiaries, stockholders and Representatives) against the other party (or any of its current, future or former subsidiaries, stockholders and Representatives and the Rollover Investor) for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement made by such in this Agreement or in any certificate or other document delivered in connection herewith; provided, that the Rollover Investor and its affiliates and Representatives shall have no liability arising out of or related to this Agreement except as expressly set forth in the Rollover Letter, and shall have no liability arising out of or related to this Agreement in the event the Reverse Termination Fee is paid by Trousdale or any other person to Monroe pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary (except in the case of fraud or willful and material breach of (i) this Agreement, (ii) any contract or agreement executed in connection herewith (including the Commitment Letters) and (iii) the transactions contemplated hereby), Monroe’s right to receive the Reverse Termination Fee shall be its sole and exclusive remedy if Monroe has the right to terminate this Agreement pursuant to Section 8.01(h); provided, that the Rollover Investor and its affiliates and Representatives shall have no liability arising out of or related to this Agreement except as expressly set forth in the Rollover Letter, and shall have no monetary liability arising out of or related to this Agreement in the event Monroe has the right to terminate this Agreement pursuant to Section 8.01(h).

SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time before or after receipt of the Monroe Stockholder Approval; provided, however, that after receipt of the Monroe Stockholder Approval, there shall be made no amendment that by law requires further approval by the stockholders of Monroe without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding anything to the contrary contained herein, Section 2.07(b), Section 2.07(d), Section 8.02(b), this Section 8.03, Section 9.08 and Section 9.11 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any such Section) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Rollover Investor without the prior written consent of the Rollover Investor.

SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.04, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Monroe or Trousdale, action by its board of directors or the duly authorized designee of its board of directors.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)     if to Monroe, to

  Morgans Hotel Group Co.

  475 Tenth Avenue, 11th Floor

  New York, NY 10018

  Attn: General Counsel

  (212) 277-4100

  with a copy to (which shall not constitute notice):

  Fried, Frank, Harris, Shriver & Jacobson LLP

  One New York Plaza

  New York, NY 10004

  Fax: (212) 859-4000

  Attention:     Warren S. de Wied

Daniel Bursky

  Email:           warren.dewied@friedfrank.com

daniel.bursky@friedfrank.com

(b)     if to Trousdale, Sub-S or Holdco, to

  SBEEG Holdings, LLC

  2780 Las Vegas Boulevard South

  Las Vegas, Nevada 89109

  Attention: Sam Nazarian

  with a copy to (which shall not constitute notice):

  O’Melveny & Myers LLP

  400 South Hope Street

  Los Angeles, CA 90071

  USA

  Fax: (310) 246-6779

  Attention:     Mark Easton

  Email:           measton@omm.com

SECTION 9.03. Definitions. For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “business day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions are authorized or required by Applicable Law to be closed in New York City.

The “Code” means the Internal Revenue Code of 1986, as amended.

“Holdco” means a to be formed entity by any of the members and owners of Trousdale, together with any other persons investing therein.

The “knowledge” of any person that is not an individual means, with respect to any matter in question, the actual knowledge of such person’s executive officers after making due inquiry. The “knowledge” of any person that is an individual means, with respect to the matter in question, the actual knowledge of such person after making due inquiry.

A “material adverse effect” on a party means any fact, circumstance, effect, change, event or development that has a material adverse effect on the business, assets, financial condition or results of operations of such party and its subsidiaries, taken as a whole, except any fact, circumstance, effect, change, event or development to the extent resulting from or arising in connection with (i) this Agreement or the performance of the Transactions or any announcement hereof or thereof, (ii) any facts or circumstances relating to the other party hereto, including the impact of any of the foregoing on the relationships, contractual or otherwise, of such party or any of such party’s subsidiaries with third parties, (iii) changes or conditions generally affecting any industry in which such party or any of its subsidiaries operates, (iv) changes in market or economic conditions generally (including changes in financial, banking and/or securities markets), (v) changes in political or social conditions generally, including acts of war, sabotage or terrorism, or military actions, or any escalation or worsening thereof, (vi) changes in Applicable Law or the interpretation or enforcement thereof, (vii) changes in accounting requirements or principles under GAAP, (viii) any failure by such party or any of its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or any other financial or operating metrics for any period, (ix) any change in the market price or trading volume of such party’s securities or in its credit ratings, in each case, in and of itself, (x) any litigation relating to this Agreement or the Transactions, (xi) actions taken or not taken by the other party hereto or any of its affiliates or with the permission or at the request of such other party hereto or any of its affiliates or (xii) earthquakes, floods, hurricanes, tornadoes, natural disasters or other “acts of God”; provided that clauses (iii), (iv), (v) and (xii) shall not be so excluded to the extent such fact, circumstance, effect, change, event or development has a disproportionate effect on such party and its subsidiaries, taken as a whole, relative to other participants in the industries in which such party and any of its subsidiaries operate.

The “Monroe Mortgage Debt Agreements” means (i) the Loan Agreement, dated as of February 6, 2014 (as amended, restated or otherwise modified from time to time), among Henry Hudson Holdings LLC, 58th Street Bar Company LLC, Hudson LeaseCo LLC and Beach Hotel Associates LLC, individually and/or collectively, as the context may require, as the borrower thereunder, and Citigroup Global Markets Realty Corp. and Bank of America, N.A., collectively, as lender thereunder, (ii) the Mezzanine A Loan Agreement, dated as of February 6, 2014 (as amended, restated or otherwise modified from time to time), among Hudson Delano Senior Mezz LLC, as the borrower thereunder, and Citigroup Global Markets Realty Corp. and Bank of America, N.A., collectively, as lender thereunder, and (iii) the Mezzanine B Loan Agreement, dated as of February 6, 2014 (as amended, restated or otherwise modified from time to time), among Hudson Delano Junior Mezz LLC, as the borrower thereunder, and Citigroup Global Markets Realty Corp. and Bank of America, N.A., collectively, as lender thereunder.

The “Monroe Lenders” means the lenders under the Monroe Mortgage Debt Agreements.

The “Nasdaq” means The NASDAQ Stock Market LLC.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

The “Proxy Statement” means the proxy statement in preliminary and definitive form relating to the Monroe Stockholder Meeting, together with any amendments or supplements thereto, and including the information required to be included in the Schedule 13E-3.

The “Required Information” means (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Monroe and its subsidiaries for the most recently completed fiscal year ended at least ninety days before the Closing Date, and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Monroe and its subsidiaries for each subsequent fiscal quarter ended at least forty-five (45) days before the Closing Date (other than any fourth fiscal quarter); provided that the filing by Monroe of its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q containing the financial statements required thereby within such aforementioned time periods shall satisfy the requirements of this definition).

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 9.04. Terms Defined Elsewhere.

Term	Section
“Acceptable Monroe Confidentiality Agreement”	Section 5.02(a)
“Agreement”	Preamble
“Annual Meeting Proposals”	Section 6.01(e)
“Antitrust Laws”	Section 6.03(b)
“Applicable Law”	Section 3.05(a)(iii)
“Assignment”	Section 9.10(b)
“Assumption of the Monroe Mortgage Debt Agreements”	Section 6.12
“Bankruptcy and Equity Exception”	Section 3.04(a)
“Book-Entry Shares”	Section 2.11
“Cancelled Shares”	Section 2.07(b)
“Certificate of Merger”	Section 2.03
“Closing”	Section 2.02
“Closing Date”	Section 2.02
“Commitment Letter” and “Commitment Letters”	Section 4.06(b)
“Confidentiality Agreement”	Section 6.02
“Consent”	Section 3.05(b)
“Contract”	Section 3.05(a)(ii)
“D&O Insurance”	Section 6.07(b)
“Debt Commitment Letter	Section 4.06(b)
“Debt Financing”	Section 4.06(b)
“Debt Financing Source”	Section 4.06(b)
“DGCL”	Section 2.01
“Dissenting Shares”	Section 2.08

Term	Section
“Effective Time”	Section 2.03
“Environmental Claims”	Section 3.14(f)
“Environmental Laws”	Section 3.14(f)
“Environmental Permits”	Section 3.14(f)
“Equity Commitment Letter”	Section 4.06(a)
“Equity Financing”	Section 4.06(a)
“Equity Financing Source”	Section 4.06(a)
“ERISA”	Section 3.11(a)
“Exchange Act”	Section 3.05(b)(ii)
“Filed Monroe SEC Documents”	Section 3.08
“Financing”	Section 4.06(b)
“Financing Sources”	Section 4.06(b)
“Financing Uses”	Section 4.06(c)
“GAAP”	Section 3.06
“Governmental Entity”	Section 3.05(b)
“Guarantee”	Section 4.06(a)
“Guarantor”	Section 4.06(a)
“Hazardous Materials”	Section 3.14(f)
“Houlihan Lokey”	Section 4.05
“HSR Act”	Section 3.05(b)(i)
“Indemnified Monroe Party”	Section 6.07(c)
“Intellectual Property Rights”	Section 3.15
“IT Systems”	Section 3.15
“Judgment”	Section 3.05(a)(iii)
“Liens”	Section 3.02(a)
“Losses”	Section 6.07(c)
“Merger Consideration”	Section 2.07(c)
“Merger”	Section 2.01
“Monroe”	Preamble
“Monroe Affiliate Transactions”	Section 3.19
“Monroe Benefit Plan”	Section 3.11(a)
“Monroe Board”	Section 3.04(b)
“Monroe Bylaws”	Section 3.01
“Monroe Capital Stock”	Section 3.03(a)
“Monroe Certificate”	Section 2.07(c)
“Monroe Charter”	Section 3.01
“Monroe Common Stock”	Section 3.03(a)
“Monroe Disclosure Letter”	Section 3.02(a)
“Monroe Employee Stock Option”	Section 2.07(e)
“Monroe Equity Award”	Section 3.03(b)
“Monroe ERISA Affiliate”	Section 3.11(c)
“Monroe Expense Reimbursement”	Section 6.08(d)
“Monroe Group LLC Agreement”	Section 3.03(a)(vii)
“Monroe LTIP Award”	Section 2.07(e)
“Monroe Material Adverse Effect”	Section 3.01
“Monroe Material Contract”	Section 3.16(a)
“Monroe Multiemployer Plan”	Section 3.11(a)

Term	Section
“Monroe Preferred Stock”	Section 3.03(a)
“Monroe RSU Award”	Section 2.07(e)
“Monroe SEC Documents”	Section 3.06
“Monroe Series A Preferred Securities”	Section 3.03(a)
“Monroe Stock Plan”	Section 2.07(e)
“Monroe Stockholder Approval”	Section 3.04(c)
“Monroe Stockholders Meeting”	Section 6.01(e)
“Monroe Subsidiary”	Section 3.02(a)
“Mortgage Refinance”	Section 6.12
“Monroe Takeover Proposal”	Section 5.02(e)
“Monroe Voting Agreements”	Recitals
“Monroe Warrants”	Section 3.03(a)(iv)
“Morgan Stanley”	Section 3.20
“Multiemployer Plan”	Section 3.11(a)
“Outside Date”	Section 8.01(b)(i)
“Paying Agent”	Section 2.10
“Paying Agent Fund”	Section 2.10
“Permits”	Section 3.13
“Proceeding”	Section 3.12
“Release”	Section 3.14(f)
“Representatives”	Section 5.02(a)
“Reverse Termination Fee”	Section 6.08(c)
“Rollover Investment”	Section 4.12
“Rollover Investor”	Section 4.12
“Rollover Letter”	Section 4.12
“Rollover Shares”	Section 4.12
“SEC”	Section 3.01
“Schedule 13E-3”	Section 3.05(b)
“Securities Act”	Section 3.06
“Significant Monroe Subsidiary”	Section 3.01
“Solvent”	Section 4.10
“Sub-S”	Preamble
“Superior Monroe Proposal”	Section 5.02(e)
“Surviving Corporation”	Section 2.01
“Tax Return”	Section 3.09(h)
“Taxes”	Section 3.09(h)
“Transaction Agreements”	Recitals
“Transactions”	Section 2.01
“Trousdale”	Preamble
“Trousdale Disclosure Letter”	Article IV
“Trousdale Match Period”	Section 5.02(b)
“Trousdale Material Adverse Effect”	Section 4.01
“Voting Monroe Debt”	Section 3.03(a)
“WARN Act”	Section 3.10
“Yardley”	Section 3.04(c)

SECTION 9.05. Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to United States dollars. There shall not be any difference in meaning between the word “shall” and the word “will” as used herein. Any matter disclosed in any section of either the Monroe Disclosure Letter or the Trousdale Disclosure Letter shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates; provided, however, that any information disclosed in one section of such disclosure letter shall be deemed to be disclosed in such other sections of such disclosure letter to which its relevance is readily apparent on the face of such information and without the need to examine underlying documentation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations among the parties and their advisors, and the parties agree that there shall not apply to this Agreement or any provision hereof any rule or presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any provision hereof.

SECTION 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 9.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.08. Entire Agreement; No Third-Party Beneficiaries. The Transaction Agreements, taken together with the Monroe Disclosure Letter and the Trousdale Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements, understandings and representations, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Section 6.07 (for which the indemnified persons are intended third party beneficiaries) and Section 2.07(b), Section 2.07(d), Section 8.02(b), Section 8.03, this Section 9.08 and Section 9.11 (for which the Rollover Investor is an intended third party beneficiary), are not intended to confer upon any person other than the parties any rights or remedies or otherwise create any third party beneficiary hereto.

SECTION 9.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.10. Assignment.

(a) Except as provided in Section 9.10(b), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(b) Prior to the Closing, Trousdale shall, subject to the provisions of this Section 9.10(b), assign, and cause Holdco to assume, all rights of Trousdale under this Agreement (the “Assignment”), provided that Trousdale shall not be relieved of any of its obligations under and pursuant to this Agreement, and shall remain responsible for all representations, warranties, liabilities, covenants, agreements and any other obligations under and pursuant to the terms of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, including this Section 9.10, Trousdale agrees and acknowledges that Trousdale shall remain a party hereto and that Trousdale, Holdco Assignee and Sub-S shall be jointly and severally responsible and liable for all representations, warranties, liabilities, covenants, agreements and any other obligations under and pursuant to the terms of this Agreement, and for the avoidance of doubt Trousdale shall not be relieved of any of its obligations under and pursuant to this Agreement. At any time following the Assignment, any of the obligations of Trousdale hereunder may be satisfied by Holdco and if satisfied by Holdco, shall be deemed satisfied by Trousdale under this Agreement.

SECTION 9.11. Enforcement.

(a) Subject to the remainder of this Section 9.11, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, subject to the remainder of this Section 9.11, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or in any federal court located in the State of Delaware, and this right shall include the right of Monroe to cause Trousdale and Sub-S to fully enforce (i) the terms of the Equity Commitment Letter against the Equity Financing Source to the fullest extent permissible under the Equity Commitment Letter and Applicable Law, (ii) the terms of the Debt Commitment Letter against the Debt Financing Source to the fullest extent permissible under the Debt Commitment Letter and Applicable Law and (iii) the terms of the Rollover Letter against the Rollover Investor to the fullest extent permissible under the Rollover letter and Applicable Law, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that the right of Monroe to obtain an injunction or other form of specific performance or equitable relief in each case to cause Trousdale and Sub-S to close shall be subject to the requirements that:

(i) all of the conditions set forth in Section 7.01 and Section 7.03 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing);

(ii) the Debt Financing, the Equity Financing and the Rollover Investment have been funded or would (taking into account the right of Monroe to obtain, or require Trousdale to obtain, specific performance of the Debt Financing, the Equity Financing, the Rollover Investment and the Guarantee) be funded in accordance with the terms thereof at the Closing;

(iii) Trousdale fails to complete the Closing in accordance with Section 2.02; and

(iv) Monroe has irrevocably confirmed to Trousdale in writing that (A) all of the conditions in Section 7.01 and Section 7.02 have been satisfied or that it is willing to waive any such open conditions, and (B) if specific performance is granted and if the Debt Financing, Equity Financing and the Rollover Investment were funded, the Closing would occur.

(c) Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. In addition, each of the parties hereto (A) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any suit, action or proceeding arises out of or relating to this Agreement or any Transaction, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (C) agrees that it will not bring any suit, action or proceeding arising out of or relating to this Agreement or the Transactions in any court other than any Delaware state court or any federal court located in the State of Delaware and (D) waives any right to trial by jury with respect to any suit, action or proceeding arising out of or relating to this Agreement or the Transactions, whether sounding in contract, tort or otherwise.

IN WITNESS WHEREOF, Monroe, Trousdale and Sub-S have duly executed this Agreement, all as of the date first written above.

MORGANS HOTEL GROUP CO.,

by	/s/ Richard Szymanski
Name: Richard Szymanski
Title: Chief Financial Officer

IN WITNESS WHEREOF, Monroe, Trousdale and Sub-S have duly executed this Agreement, all as of the date first written above.

SBEEG HOLDINGS, LLC,

by	/s/ Sam Nazarian
Name: Sam Nazarian
Title: Chairman and Chief Executive Officer

TROUSDALE ACQUISITION SUB, INC.

by	/s/ Sam Nazarian
Name: Sam Nazarian
Title: Chairman and President